Exhibit 10.3
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.
CONFIDENTIAL
Execution Version

Exclusive License Agreement

by and Between
Takeda Pharmaceutical Company Limited
and
Neurocrine Biosciences, Inc.
June 12, 2020

2

3

SCHEDULES
SCHEDULE 1.45  Defensive Patent Rights
SCHEDULE 1.89 Licensed Assets
SCHEDULE 1.188 Takeda Know-How
SCHEDULE 2.7  Transferred Inventory
SCHEDULE 4.1.1  Preliminary Co-Funded Development Plan
SCHEDULE 4.2.3(d)  Phase II Ongoing Activities Plan and Budget
SCHEDULE 5.2.3 Regulatory Submissions Dates
SCHEDULE 9.2.1  Profit and Loss Share
SCHEDULE 9.4.1 Wire Instructions
SCHEDULE 10.2.3 Joint Press Release
SCHEDULE 11.2.1  Takeda Patent Rights
SCHEDULE 11.2.2 Takeda Technology
SCHEDULE 11.2.4 Ownership of Takeda Technology
SCHEDULE 11.4.4 Domain Names
SCHEDULE 13.2.1(a) Annuities and Maintenance Fees
SCHEDULE 14.4.3 [***] Dispute Resolution

4

EXCLUSIVE LICENSE AGREEMENT
THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), entered into as of June 12, 2020 (the “Execution Date”), is entered into by and between Takeda Pharmaceutical Company Limited, a Japanese corporation (“Takeda”), and Neurocrine Biosciences, Inc., a corporation organized and existing under the Laws of Delaware (“Neurocrine”). Takeda and Neurocrine are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Takeda is a global pharmaceutical company with expertise in developing and commercializing neuroscience therapeutics;
WHEREAS, Neurocrine is a biopharmaceutical company focused on advancing therapies for neurological, psychiatric, and endocrine-related disorders;
WHEREAS, Takeda Controls certain Patent Rights, Know-How, and other intellectual property rights related to the Licensed Assets and Licensed Products; and
WHEREAS, Neurocrine wishes to obtain, and Takeda desires to grant, a license under certain Patent Rights, Know-How, and other intellectual property rights Controlled by Takeda to Exploit the Licensed Assets and Licensed Products on the terms and conditions set forth herein.
NOW, THEREFORE, the Parties hereby agree as follows:
1.DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below:
1.1.“Accounting Standards” means International Financial Reporting Standards (IFRS), with respect to Takeda, and U.S. Generally Accepted Accounting Principles (GAAP), with respect to Neurocrine, or GAAP or IFRS, as applicable, in each case, as generally and consistently applied throughout the Party’s organization.
1.2.“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Neither of the Parties will be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.
1.3.“Agreement” has the meaning set forth in the preamble.

1.4.“Alliance Manager” has the meaning set forth in Section 8.1 (Alliance Manager).
1.5.“Allowable Overruns” means, for Licensed Assets that are Profit-Share Products, on a Licensed Asset-by Licensed Asset basis, any amount that is [***] above the total budgeted or approved amounts for a Calendar Year on a year to date basis set forth in any Co-Funded Development Budget, Co-Funded Commercialization Budget, or Co-Funded Medical Affairs Budget for such Calendar Year for all Profit-Share Products that comprise the same Licensed Asset,[***] for all Profit-Share Products comprising the same Licensed Asset in the applicable budget (i.e., either the Co-Funded Development Budget, Co-Funded Commercialization Budget, or Co-Funded Medical Affairs Budget) for any Calendar Year], provided that, subject to [***] such amount is not incurred as a result of [***].
1.6.“Antitrust Clearance Date” means the earliest date on which all applicable waiting periods and approvals required under Antitrust Laws in the U.S. with respect to the transactions contemplated under this Agreement have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals), in each case, without the imposition of any conditions.
1.7.“Antitrust Filing” means any filing with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any applicable Governmental Authority in the Territory, as required under any Antitrust Laws with respect to the transactions contemplated under this Agreement, together with all required documentary attachments thereto.
1.8.“Antitrust Laws” means any federal, state or foreign law, regulation, or decree, including the HSR Act, designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.
1.9.“Assigned Regulatory Submissions” means all INDs, MAAs, and other Regulatory Approvals or Regulatory Submissions assigned by Takeda to Neurocrine pursuant to Section 5.2 (Assignment of Regulatory Submissions).
1.10.“Auditor” has the meaning set forth in Section 9.4.3 (Records and Audits).
1.11.[***]
1.12.“Briefing Book Event” means [***].
1.13.“Budget Dispute Officers” has the meaning set forth in Section 8.4.1 (Referral to Executive Officers).
1.14.“Business Day” means a calendar day other than a Saturday, Sunday, or a bank or other public holiday in Boston, Massachusetts or San Diego, California in the United States, or Tokyo in Japan.
1.15.“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31 of each Calendar Year.
1.16.“Calendar Year” means each successive period of twelve months commencing on January 1 and ending on December 31.

1.17.“cGMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or as otherwise required by applicable Laws.
1.18.“Change of Control” means, with respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies for purposes of management voting on matters as directed by beneficial owners) of the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to hold beneficial ownership of more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party (such as an initial public offering or other offering of equity securities to nonstrategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.
1.19.“Clinical Trial” means any study in humans (including a noninterventional study) conducted to obtain information regarding a pharmaceutical or biologic product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such pharmaceutical or biologic product.
1.20.“CMO” means a contract manufacturing organization or a contract testing organization.
1.21.“Co-Funded Commercialization Activities” has the meaning set forth in Section 6.1.1 (Co-Funded Commercialization Plan).
1.22.“Co-Funded Commercialization Budget” has the meaning set forth in Section 6.1.1 (Co-Funded Commercialization Plan).
1.23.“Co-Funded Commercialization Plan” has the meaning set forth in Section 6.1.1 (Co-Funded Commercialization Plan).
1.24.“Co-Funded Development Activities” has the meaning set forth in Section 4.1.1 (Co-Funded Development Plan).
1.25.“Co-Funded Development Budget” has the meaning set forth in Section 4.1.1 (Co-Funded Development Plan).

1.26.“Co-Funded Development Plan” has the meaning set forth in Section 4.1.1 (Co-Funded Development Plan).
1.27.“Co-Funded Medical Affairs Activities” has the meaning set forth in Section 7.1 (Co-Funded Medical Affairs Plan).
1.28.“Co-Funded Medical Affairs Budget” has the meaning set forth in Section 7.1 (Co-Funded Medical Affairs Plan).
1.29.“Co-Funded Medical Affairs Plan” has the meaning set forth in Section 7.1 (Co-Funded Medical Affairs Plan).
1.30.[***]
1.31.“Code” means the Internal Revenue Code of 1986, as amended.
1.32.“Combination Product” means a Licensed Product that is (a) sold in the form of a combination that contains or comprises one or more additional therapeutically active pharmaceutical agents (whether coformulated or copackaged or otherwise sold for a single price) other than a Licensed Asset; (b) sold for a single price together with any delivery device (each of the therapeutically active pharmaceutical agents in clause (a) and the delivery device in clause (b), an “Other Component”); or (c) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, where such “combination product” is sold for a single price.
1.33.“Commercialization” or “Commercialize” means any and all activities directed to the marketing, promotion, distribution matters, offering for sale, sale, having sold, importing, having imported, exporting, having exported or other commercialization of a pharmaceutical or biologic product (including pricing matters), but expressly excluding activities directed to Manufacturing, Development, or performance of Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.
1.34.“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or its Affiliates with respect to any objective or activity under this Agreement by a Party, those efforts and resources, including [***], in each case, [***], taking into account [***]. [***].
1.35.“Competitive Infringement” means (a) the making, using, selling, offering for sale, importing, or exporting by a Third Party of a pharmaceutical or biologic product in a country that actually or potentially infringes a Valid Claim of a Takeda Patent Right or Program Patent Right in such country or (b) the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively.
1.36.“Confidential Information” means (a) any and all confidential or proprietary information and data, including scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, unpublished patent applications and information related thereto and set forth therein, in each case, that is or has been provided by or on behalf of one Party to the other Party or its Affiliates in connection with this Agreement or any related negotiations, discussions, or diligence, whether communicated in writing or orally or by any other method, and (b) the terms of this Agreement. Notwithstanding the foregoing, “Confidential Information”

excludes any information that the receiving Party can show by competent evidence (i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records; (ii) is known to the public before its receipt from the disclosing Party, or thereafter becomes generally known to the public through no breach of this Agreement by the receiving Party; (iii) is subsequently disclosed to the receiving Party without obligation of confidentiality by a Third Party who has rightfully obtained such information and who is not under an obligation of confidentiality or other contractual obligation with respect to such information; or (iv) is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.
1.37.“Control” means the possession by a Party (whether by ownership, license, or otherwise), other than pursuant to this Agreement, of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property on the terms set forth herein, in each case ((a) and (b)), (i) without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense or (ii) with respect to Know-How or Patent Rights developed, acquired, or licensed by a Party after the Effective Date, without incurring any additional payment obligations to a Third Party that are not subject to an agreed allocation between the Parties. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a)-(b) that is [***]. Furthermore, notwithstanding the foregoing, Takeda and its Affiliates will not be deemed to “Control” any of the foregoing (a)-(b) that (1) [***], (2) [***], and (3) [***].
1.38.“Cover,” “Covering,” or “Covered” means, with respect to a particular subject matter at issue and a relevant Patent Right or individual claim in such Patent Right, as applicable, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right.
1.39.[***]
1.40.[***]
1.41.[***]
1.42.[***]
1.43.“CRO” means a contract research organization.
1.44.“Data Read-Out” means, with respect to a Clinical Trial, [***].
1.45.“Defensive Patent Right” means any Patent Right set forth on Schedule 1.45 (Defensive Patent Rights) or claiming priority to any such Patent Right.

1.46.“Develop” and “Development” means all internal and external research, discovery, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, but expressly excluding activities directed to Manufacturing, performance of Medical Affairs, or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.
1.47.“Disputes” has the meaning set forth in Section 16.3.1 (Exclusive Dispute Resolution Mechanism).
1.48.“Dollars” or “$” means the legal tender of the United States of America.
1.49.“Effective Date” has the meaning set forth in Section 15.1 (Effective Date).
1.50.“Eligible Commercialization Expenses” means, with respect to a Profit-Share Product and a period of the PSP P&L Share for such Profit-Share Product, all FTE Costs, Out-of-Pocket Costs, and other costs and expenses incurred by or on behalf of a Party or its Affiliates that are directly attributable to Commercialization activities for such Profit-Share Product in accordance with the applicable Co-Funded Commercialization Plan, including the following:
a.[***]; and
b.[***];
c.in each case, to the extent such costs are consistent with the applicable Co-Funded Commercialization Budget, plus applicable Allowable Overruns and [***], but expressly excluding [***].
d.Eligible Commercialization Expenses specifically exclude the cost of [***].
e.If any FTE Cost, Out-of-Pocket Cost, or other cost or expense is specifically identifiable or reasonably allocable to more than one Commercialization cost category set forth above, then such cost or expense will only be counted once (i.e., as an Eligible Commercialization Expense with respect to only one such category). No FTE Cost, Out-of-Pocket Cost, or other cost or expense included as an Eligible Commercialization

Expense will also be included as an Eligible Development Expense or an Eligible Medical Affairs Expense. Eligible Commercialization Expenses will be recognized and calculated in accordance with the applicable Accounting Standards.
1.51.“Eligible Development Expenses” means, with respect to a Profit-Share Product and a period of the PSP P&L Share for such Profit-Share Product, all FTE Costs, Out-of-Pocket Costs, and other costs and expenses incurred by or on behalf of a Party or its Affiliates that are directly attributable to Development activities for such Profit-Share Product in accordance with the applicable Co-Funded Development Plan, including the following:
a.[***];
b.[***];
c.[***];
d.[***]; and
e.[***];
f.in each case to the extent such costs are consistent with the applicable Co-Funded Development Budget, plus applicable Allowable Overruns and [***], but expressly excluding [***]. In addition, Eligible Development Expenses specifically exclude [***].
g.If any FTE Cost, Out-of-Pocket Cost, or other cost or expense is specifically identifiable or reasonably allocable to more than one Development cost category above, then such cost or expense will only be counted once. No expense included as an Eligible Development Expense will also be included as an Eligible Commercialization Expense or an Eligible Medical Affairs Expense. Eligible Development Expenses will be recognized and calculated in accordance with the applicable Accounting Standards.
1.52.“Eligible Medical Affairs Expenses” means, with respect to a Profit-Share Product and a period of the PSP P&L Share for such Profit-Share Product, all FTE Costs, Out-of-Pocket Costs, and other costs and expenses incurred by or on behalf of a Party or its Affiliates that are directly attributable to the Medical Affairs activities for the applicable Profit-Share Products in accordance with the Co-Funded Medical Affairs Plan and Co-Funded Medical Affairs Budget, plus applicable Allowable Overruns and [***], but expressly excluding [***]. Eligible Medical Affairs Expenses specifically exclude [***]. No expense included as an Eligible Medical Affairs Expense will also be included as an Eligible Development Expense or Eligible Commercialization Expense. Eligible Medical Affairs Expenses will be recognized and calculated in accordance with the applicable Accounting Standards.
1.53.“Eligible Shared Expenses” means the Eligible Commercialization Expenses, Eligible Development Expenses, Eligible Medical Affairs Expenses, and Other Operating Expenses.
1.54.“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto.
1.55.“Execution Date” has the meaning set forth in the preamble.

1.56.“Executive Officer” means, for Neurocrine, an executive officer, and for Takeda, its president-level officer of Research and Development or Commercialization, as applicable, or another senior executive officer or their respective designee with appropriate responsibilities, seniority, and decision-making authority; provided that any of the foregoing individuals may designate appropriate financial officers as his/her designee for financial related matters, which will be (a) for Neurocrine, the Vice President of Finance, and (b) for Takeda, (i) Director of Research and Development Finance, for any Development-related financial matters, and (ii) Head of Finance for the Neuroscience Business Unit, for any Commercialization-related financial matters or, in each case (a) and (b), his or her respective designee with appropriate responsibilities, seniority, and decision-making authority. If the position of any of the Executive Officers identified in this Section 1.56 (Executive Officer) no longer exists due to a Change of Control, corporate reorganization, corporate restructuring, or the like of a Party that results in the elimination of the identified position, then the applicable Party will replace the applicable Executive Officer with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.
1.57.“Exploit” or “Exploitation” means to make, have made, import, have imported, export, have exported, distribute, have distributed, use, have used, sell, have sold, offer for sale, or have offered for sale, including to Develop, Manufacture, Commercialize, and perform Medical Affairs activities.
1.58.“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.
1.59.“FDA” means the United States Food and Drug Administration or any successor Governmental Authority having substantially the same function.
1.60.“Field” means all fields of use.
1.61.“Finance Officer” has the meaning set forth in Schedule 9.2.1 (Profit and Loss Share).
1.62.“First Commercial Sale” means, [***].
1.63.“Force Majeure” has the meaning set forth in Section 16.12 (Force Majeure).
1.64.“FTE” means the equivalent of a full-time person’s work time, carried out by an appropriately qualified employee of a Party or its Affiliates, on the performance of Development, Manufacturing, Commercialization, or Medical Affairs activities, based on [***] person-hours per year, pro-rated as necessary. Overtime, and work on weekends, holidays, and the like [***].
1.65.“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.
1.66.“FTE Rate” means (a) for personnel other than those described in clause (b), $[***] per one full FTE per full 12-month Calendar Year, which rate includes all direct and indirect costs of the performing Party’s FTE, including personnel and travel expenses, and (b) [***]. Each such rate, [***].
1.67.“GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, and 320 and all related FDA rules, regulations, orders, and guidances, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”).
1.68.“Generic Product” means with respect to a given Licensed Product in a given country in the Territory, a product that (a) (i) contains the same active pharmaceutical ingredient as such Licensed Product [***] and is approved in reliance on a prior Regulatory Approval of such Licensed Product and (ii) is [***], and (b) is sold or marketed for sale in such country by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee, subcontractor, or Third Party Distributor of Neurocrine or any of its Affiliates, Sublicensees, or subcontractors with respect to such Licensed Product.
1.69.“GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Part 58 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines.
1.70.“Governmental Authority” means any applicable government authority, court, council, tribunal, arbitrator, agency, department, bureau, branch, office, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city, or other political subdivision thereof, or (c) any supranational body.
1.71.“Grantback IP” has the meaning set forth in Section 14.4.3 (Intellectual Property License to Takeda).
1.72.“H-W Suit Notice” has the meaning set forth in Section 13.3.2(c) (Hatch-Waxman).
1.73.“Hatch-Waxman Act” means rights conferred in the U.S. under the Drug Price Competition and Patent Term Restoration Act, 21 U.S.C. §355, as amended (or any successor statute or regulation).
1.74.“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.
1.75.“ICH Guidelines” has the meaning set forth in Section 1.67 (GCP).
1.76.“IND” means an Investigational New Drug Application (as defined in the FD&C Act), clinical trial application, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority anywhere in the world in conformance with the requirement of such Regulatory Authority, and any amendments thereto.
1.77.“IND Effective Date” means, with respect to an IND for a Royalty-Bearing Product, (a) in the U.S., the date that is 30 days (or any different time period pursuant to a change in applicable Laws after the Effective Date) following the filing of such IND for such Royalty-Bearing Product, [***]; provided that, [***] (i) [***], and (ii) [***].

1.78.“IND Transfer Date” has the meaning set forth in Section 5.2.1(a) (Clinical Trial Regulatory Submissions).
1.79.“Indemnified Party” has the meaning set forth in Section 12.4.1 (Notice).
1.80.“Indemnifying Party” has the meaning set forth in Section 12.4.1 (Notice).
1.81.“Initiation” means, with respect to a Clinical Trial of a pharmaceutical or biologic product, the first dosing of the first human subject pursuant to the applicable protocol for such Clinical Trial.
1.82.“Joint Program Know-How” means any and all Program Know-How made jointly by or on behalf of the Parties or their respective Affiliates.
1.83.“Joint Program Patent Rights” means the Program Patent Rights Covering any Joint Program Know-How.
1.84.“Joint Program Technology” means the Joint Program Know-How and Joint Program Patent Rights.
1.85.“JSC” has the meaning set forth in Section 8.2.1 (Joint Steering Committee: Purpose; Formation).
1.86.“Know-How” means all commercial, technical, scientific, and other know-how and information, inventions, discoveries, trade secrets, knowledge, technology, methods, processes, practices, formulae, amino acid sequences, nucleotide sequences, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), and materials, in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form now known or hereafter developed, but expressly excluding all Patent Rights.
1.87.“Knowledge” means, with respect to Takeda, the actual knowledge of a fact or other matter, after reasonable inquiry of intellectual property counsel, of the applicable Global Program Leader for the applicable Licensed Asset, and the transition leader for the Licensed Assets.
1.88.“Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances, codes, principles of common law, or other pronouncements having the binding effect of law of any Governmental Authority, including if either Party is or becomes subject to a legal obligation to a Regulatory Authority or other Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority).
1.89.“Licensed Asset” means any of the Phase I Assets, the Phase II Asset, and the Nonclinical Assets.
1.90.“Licensed Product” means (a) any Profit-Share Product, (b) any Royalty-Bearing Product, and (c) any other pharmaceutical or biologic product comprising a Licensed Asset, either alone or as a Combination Product.

1.91.“Loss of Market Exclusivity” means an event where, with respect to any Royalty-Bearing Product in any country: (a) [***]; and (b) [***].
1.92.“Losses” has the meaning set forth in Section 12.1 (Indemnification by Takeda).
1.93.“LP Commercialization Report” has the meaning set forth in Section 6.3 (Licensed Products Commercialization Reporting).
1.94.“LP Development Report” has the meaning set forth in Section 4.2.4 (Licensed Products Development Reports).
1.95.“MAA” means any new drug application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction (and all supplements and amendments thereto), which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction, including all New Drug Applications submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority in any other country or regulatory jurisdiction.
1.96.“Major Market” means each of the U.S., Japan, the EU, and the United Kingdom.
1.97.“Manufacturing” or “Manufacture” means activities directed to process, analytical and formulation development, manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostics), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, preclinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but expressly excluding activities directed to Development, performance of Medical Affairs, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.
1.98.“Manufacturing Costs” means, with respect to the Profit-Share Products, the consolidated fully burdened Manufacturing costs in accordance with the applicable Accounting Standards, which will be the sum of:
a.[***]; and
b.[***].
1.99.“Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including patient advocacy, medical science liaisons, medical directors, health economics and outcomes research, communications with key opinion leaders (including key opinion leader selection and management, health care professional and patient speakers programs), medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries and other medical programs and communications, including investigator sponsored studies, educational grants, research grants, and charitable donations to the extent related to medical affairs and not to other activities that are not conducted by a Party’s medical affairs (or equivalent) departments.

1.100.“NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or any analogous application or submission with any Regulatory Authority outside of the U.S.
1.101.“Net Sales” means with respect to a Licensed Product, the gross amount invoiced in a country by [***] (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such Licensed Product in such country to Third Parties [***], less the following deductions calculated in accordance with the applicable Accounting Standards, consistently applied throughout the Territory by the relevant Selling Party, [***]:
a.[***]

b.[***]

c.[***]

d.[***]

e.[***]

f.[***]

g.[***].

[***].
Notwithstanding the foregoing, and subject to the remainder of this paragraph, [***].
Net Sales will not include [***].
In the case of any Combination Product sold in a given country in the Territory in any Calendar Year, Net Sales for the purpose of determining RBP Royalties and RBP Commercial Milestone Events of the Combination Product in such country will be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the invoice price of the Licensed Asset included in such Combination Product if sold separately as a stand-alone product in such country during the same Calendar Year, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in such country during the same Calendar Year.
If, on a country-by-country basis, the Licensed Asset included in such Combination Product is sold separately as a stand-alone product in a country during the same Calendar Year, but the Other Components in the Combination Product are not sold separately in such country during the same Calendar Year, then Net Sales for the purpose of determining RBP Royalties and RBP Commercial Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product in such country by the fraction A/C, where A is the invoice price of the Licensed Asset if sold separately as a stand-alone product in such country during the same Calendar Year, and C is the invoice price of the Combination Product in such country during the applicable Calendar Quarter.

If, on a country-by-country basis, the Licensed Asset included in the Combination Product is not sold separately as a stand-alone product in such country during the same Calendar Year, but the Other Components included in the Combination Product are sold separately in such country during the same Calendar Year, then Net Sales for the purpose of determining RBP Royalties and RBP Commercial Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product in such country by the fraction C-B/C, where B is the invoice price of the Other Components included in such Combination Product if sold separately in such country during the same Calendar Year, and C is the invoice price of the Combination Product in such country during the applicable Calendar Quarter.
If neither the Licensed Asset nor the Other Components included in the Combination Product are sold separately in a given country during the same Calendar Year, then Net Sales for the purpose of determining RBP Royalties and RBP Commercial Milestone Events in such country will be calculated [***].
[***].
1.102.“Neurocrine Prosecuted Patent Rights” has the meaning set forth in Section 13.2.1(a) (Neurocrine’s Right).
1.103.“Neurocrine Sole Program Patent Rights” means Program Patent Rights Covering inventions within the Program Know-How made solely by or on behalf of Neurocrine or its Affiliates.
1.104.“New License Agreement” has the meaning set forth in Section 14.4.5 (New License Agreements).
1.105.“Nonclinical Asset” means:
a.(i) any Nonclinical Asset listed on Schedule 1.89 (Licensed Assets), (ii) any salt, hydrate, isotope, solvate, ester, free acid or base, polymorph, enantiomer, metabolite or prodrug of any compound in the preceding clause (i), and (iii) any isotope, ester, enantiomer, metabolite or prodrug of any Phase I Asset or Phase II Asset,
b.(i) [***] and
c.[***] (i) is a [***] and (ii) [***]
1.106.“Operating Profits or Losses” means, for all Profit-Share Products, the profits or losses calculated in accordance with Schedule 9.2.1 (Profit and Loss Share).
1.107.“Other Component” has the meaning set forth in Section 1.32 (Combination Product).
1.108.“Other Operating Expenses” means [***]:
a.[***]
b.[***]
c.[***]

1.[***]
1.[***]
2.[***]
No expense included as an Eligible Development Expense, an Eligible Commercialization Expense, or an Eligible Medical Affairs Expense will also be included as an Other Operating Expense. Other Operating Expenses will be recognized and calculated in accordance with the applicable Accounting Standards.
1.109.“Out-of-Pocket Costs” means, with respect to certain activities for a Profit-Share Product hereunder, [***].
1.110.“Overhead Costs” means costs incurred by a Party or for its account that are attributable to the performing Party’s [***].
1.111.“Party” or “Parties” has the meaning set forth in the preamble.
1.112.“Patent Challenge” means any challenge to the validity or enforceability of a Patent Right by commencing any opposition proceeding, post-grant review, inter partes review, or declaratory action, or any foreign equivalent thereof, in any court, arbitration proceeding, or other tribunal, including any Patent Office, but excluding (a) any reexamination, reissue or similar proceeding intended to improve the validity, enforceability or scope of a Patent Right, or (b) complying with any applicable Laws (including court order), including responding to compulsory discovery, subpoenas, or other requests for information in a judicial or arbitration proceeding.
1.113.“Patent Costs” means [***].
1.114.“Patent Offices” has the meaning set forth in Section 11.2.5 (Validity and Enforceability).
1.115.“Patent Right” means any patent (including any utility or design patent) or patent application (including any provisional, utility, continued prosecution, continuation, continuations-in-part, divisional, or substitution application), or other filing claiming priority thereto or sharing any common priority therewith, whether directly or indirectly, as well as any patent that issues or has issued with respect to any such patent application, reissue, reexamination, renewal, or extension (including any patent term adjustment, patent term extension, or supplemental protection certificate, or the equivalent thereof), registration or confirmation patent, patent resulting from a post-grant proceeding, patent of addition, revalidation, restoration or extension thereof, or any inventor’s certificate, utility model (including any petty patent, innovation patent, utility certificate, functional design, short-term patent, minor patent, or small patent), or any equivalent or counterpart thereof in any country or jurisdiction. For clarity, a patent filing (a patent or a patent application) is considered to have been made (or to be pending or in force) within a selected time period if the filing itself, or any other filing to which it claims priority or with which it shares any common priority, was made, within (or was pending, or in force within) the time period.
1.116.“Payments” has the meaning set forth in Section 9.4.5(b) (Withholding Taxes).

1.117.“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, Governmental Authority, or any other similar entity.
1.118.“Phase I Asset” means (a) any of the Phase I Assets listed on Schedule 1.89 (Licensed Assets) as of the Execution Date, and (b) any salt, hydrate, solvate, free acid or base, or polymorph of any compound in the preceding clause.
1.119.“Phase I Clinical Trial” means a Clinical Trial (or any arm thereof) of an investigational product in subjects that satisfies the requirements of U.S. regulation 21 C.F.R. 312.21(a) and its successor regulation, or an equivalent Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.
1.120.“Phase I Opt-Out” has the meaning set forth in Section 3.1.1 (Exercise of Opt-Out).
1.121.“Phase I Opt-Out Date” has the meaning set forth in Section 3.1.1 (Exercise of Opt-Out).
1.122.“Phase I Opt-Out Right” has the meaning set forth in Section 3.1.1 (Exercise of Opt-Out).
1.123.“Phase I Profit-Share Product” has the meaning set forth in Section 3.1.1 (Exercise of Opt-Out).
1.124.“Phase I Royalty Product” has the meaning set forth in Section 3.1.1 (Exercise of Opt-Out).
1.125.“Phase Ib Product” has the meaning set forth in Section 4.1.2 (Phase II Asset Development).
1.126.“Phase II Asset” means (a) any of the Phase II Assets listed on Schedule 1.89 (Licensed Assets) as of the Execution Date or (b) any salt, hydrate, solvate, free acid or base, or polymorph of any compound in the preceding clause.
1.127.“Phase II Clinical Trial” means a Clinical Trial (or any arm thereof) of an investigational product that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(b) and its successor regulation, or an equivalent Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.
1.128.“Phase II Expiration Date” has the meaning set forth in Section 4.1.2 (Phase II Asset Development).
1.129.“Phase II Ongoing Activities” means all Development activities in support of the clinical program for the Phase II Asset through the Phase II Ongoing Trials Data Read-Out, including the activities set forth on Schedule 4.2.3(d) (Phase II Ongoing Activities Plan and Budget).
1.130.“Phase II Ongoing Trials” means the two clinical studies entitled (a) “A Study to Evaluate Efficacy, Tolerability, Pharmacodynamic and Pharmacokinetics of Multiple Oral Doses of TAK-831 in Adults with Schizophrenia” and (b) “A Study to Evaluate Efficacy, Safety, Tolerability, and Pharmacokinetics of 3 Dose Levels of TAK-831 in Adjunctive Treatment of Adult Participants with Negative Symptoms of Schizophrenia,” in each case ((a) and (b)), being conducted by Takeda. Each such clinical study is separately a “Phase II Ongoing Trial.”

1.131.“Phase II Ongoing Trials Data Read-Out” means the Data Read-Out for each of the Phase II Ongoing Trials.
1.132.“Phase II Ongoing Trials Regulatory Submissions” means all INDs, MAAs, and other Regulatory Submissions in the Territory Controlled by Takeda or any of its Affiliates related to the Phase II Ongoing Trials.
1.133.“Phase II Opt-In” has the meaning set forth in Section 3.2.1 (Exercise of Opt-In).
1.134.“Phase II Opt-In Date” has the meaning set forth in Section 3.2.1 (Exercise of Opt-In).
1.135.“Phase II Opt-In Right” has the meaning set forth in Section 3.2.1 (Exercise of Opt-In).
1.136.“Phase II Profit-Share Product” has the meaning set forth in Section 3.2.1 (Exercise of Opt-In).
1.137.“Phase II Royalty Product” has the meaning set forth in Section 3.2.1 (Exercise of Opt-In).
1.138.“Phase II Supplemental Studies” has the meaning set forth in Section 4.1.2 (Phase II Asset Development).
1.139.“Phase III Clinical Trial” means a Clinical Trial (or any arm thereof) of an investigational product on a sufficient number of patients that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or an equivalent Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.
1.140.“Potential PSP In-License Term Sheet” has the meaning set forth in Section 2.6.2 (Potential PSP In-Licenses by Neurocrine for Profit-Share Products).
1.141. “Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical or biologic products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.142.“Profit-Share Product” means (a) any Phase I Profit-Share Product or (b) the Phase II Profit-Share Product.
1.143.“Program Know-How” means any Know-How generated during the Term by or on behalf of a Party, any of its Affiliates or Sublicensees, either alone or jointly, in the performance of activities relating to the Exploitation of Licensed Products under this Agreement.
1.144.“Program Patent Rights” means any Patent Right that (a) has a priority date after the Effective Date, and (b) Covers any Program Know-How.
1.145.“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a particular Patent Right, the preparation, filing, prosecution (including any oppositions, interferences, reissue proceedings, reexaminations, post-grant proceedings, supplemental examinations, post grant review proceedings, inter partes review proceedings, patent interference proceedings, opposition proceedings, derivation proceedings, reissue and reexamination, maintenance (including paying maintenance fees and annuities) and defense) of such Patent Right.
1.146.“PSP In-License” has the meaning set forth in Section 2.6.1 (PSP In-Licenses).
1.147.“PSP P&L Share” means the Parties’ equal sharing of the Operating Profits or Losses for Profit-Share Products pursuant to Section 9.2.1 (Profit and Loss Share).
1.148.“RBP Annual Ex-US Net Sales” has the meaning set forth in Section 9.2.3 (Royalty-Bearing Product Royalties).
1.149.“RBP Annual Net Sales” means the RBP Annual US Net Sales and the RBP Annual Ex-US Net Sales.
1.150.“RBP Annual US Net Sales” has the meaning set forth in Section 9.2.3 (Royalty-Bearing Product Royalties).
1.151.“RBP Commercial Milestone Event” has the meaning set forth in Section 9.2.2(b) (Royalty-Bearing Product Commercial Milestones).
1.152.“RBP Commercial Milestone Payment” has the meaning set forth in Section 9.2.2(b) (Royalty-Bearing Product Commercial Milestones).
1.153.“RBP Development Milestone Event” has the meaning set forth in Section 9.2.2(a) (Royalty-Bearing Product Development Milestones).
1.154.“RBP Development Milestone Payment” has the meaning set forth in Section 9.2.2(a) (Royalty-Bearing Product Development Milestones).
1.155.“RBP Ex-US Royalty” has the meaning set forth in Section 9.2.3 (Royalty-Bearing Product Royalties).
1.156.“RBP Milestone Events” has the meaning set forth in Section 9.2.2(b) (Royalty-Bearing Product Commercial Milestones).
1.157.“RBP Milestone Payments” has the meaning set forth in Section 9.2.2(b) (Royalty-Bearing Product Commercial Milestones).
1.158.“RBP Royalty” means any RBP US Royalty and any RBP Ex-US Royalty.
1.159.[***]
1.160.[***]
1.161.[***]
1.162.[***]
1.163.[***]

1.164.“RBP US Royalty” has the meaning set forth in Section 9.2.3 (Royalty-Bearing Product Royalties).
1.165.“Redacted Agreement” has the meaning set forth in Section 10.1.3(b) (Confidential Treatment).
1.166.“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of a MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Pricing Approval.
1.167.“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals of pharmaceutical or biologic products.
1.168.“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Territory, other than a Patent Right, that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for Regulatory Approval of an Generic Product, or (b) Commercializing a Licensed Product or a Generic Product, including pediatric exclusivity (as set forth in Section 505(A) of the FD&C Act), orphan drug exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act, or rights similar thereto in other countries or regulatory jurisdictions.
1.169.“Regulatory Lead” means:
a.Takeda, for the Phase II Asset until the IND Transfer Date; and
b.Neurocrine, (i) for the Phase II Asset on and after the IND Transfer Date, and (ii) for all other Licensed Products from and after the Effective Date.
1.170.“Regulatory Submissions” means any regulatory application, submission, notification, communication, correspondence, registration, Regulatory Approval, or other filing made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, or obtaining marketing authorization for a pharmaceutical or biologic product in a particular country or jurisdiction.
1.171.“Royalty Patent Rights” means, collectively, with respect to a Royalty-Bearing Product, any and all Takeda Patent Rights, Defensive Patent Rights, or Joint Program Patent Rights that have any Valid Claim(s) Covering such Royalty-Bearing Product.
1.172.“Royalty Rates” means the applicable royalty rate set forth in Table 9.2.3(a) (Royalty-Bearing Product Royalty Payments (US)) or Table 9.2.3(b) (Royalty-Bearing Product Royalty Payments (Ex-US)).
1.173.“Royalty Report” has the meaning set forth in Section 9.4.2 (Reports and Royalty Payments).
1.174.“Royalty Term” means, with respect to a Royalty-Bearing Product and a country in the Territory, the period extending from the First Commercial Sale of such Royalty-Bearing Product in such country until the latest of (a) expiration of the last Valid Claim of the last-to-expire Royalty Patent Right Covering such Royalty-Bearing Product in such country, (b) [***] years after the First Commercial Sale of such Royalty-Bearing Product in such country, or (c) expiration of all Regulatory Exclusivities for such Royalty-Bearing Product in such country.
1.175.“Royalty-Bearing Product” means any Phase II Royalty Product, Phase I Royalty Product, Phase Ib Product, or Nonclinical Asset.
1.176.“Safety Concern” means, with respect to any Licensed Product, (a) any safety concern required to be reported under 21 C.F.R. § 312.32 (“IND Safety Reporting”) if an IND with respect to such Licensed Product was open at the time of the observation (or that would be so reportable if an IND was not open at such time), or (b) a toxicity or drug safety issue or a Serious Adverse Event reasonably related to or observed in connection with Development or Commercialization activities with respect to a Licensed Product.
1.177.“Safety or Recall Response Event” has the meaning set forth in Section 12.2.4 (Indemnification by Neurocrine).
1.178.“Sales and Marketing Costs” means, for a Profit-Share Product, the FTE Costs and Out-of-Pocket Costs incurred by or on behalf of a Party or its Affiliates that are [***].
1.179.“Sales Force Expenses” means[***].
1.180.“SEC” has the meaning set forth in Section 10.1.2 (Permitted Disclosures).
1.181.“Selling Party” has the meaning set forth in Section 1.101 (Net Sales).
1.182.“Serious Adverse Event” means an adverse drug experience or circumstance, whether or not considered drug related, that results in any of the following outcomes (a) death, (b) life threatening condition, (c) inpatient hospitalization or a prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) a congenital anomaly/birth defect, (f) significant intervention required to prevent permanent impairment or damage, or (g) a medical event that may not result in death, be life threatening, or require hospitalization but, based on appropriate medical judgment, that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes described in clauses (a) through (f).
1.183.“Subcontractor” means a Third Party contractor engaged by Neurocrine or its Affiliate to perform certain obligations or exercise certain rights of a Party under this Agreement (including all Third Party Distributors, contract research organizations, clinical research organizations or CMOs), but excluding all Sublicensees.
1.184.“Sublicense Revenue” means revenue recognized by [***].
1.185.“Sublicensee” means a Third Party to which Neurocrine or its Affiliate has granted or grants a sublicense, option to sublicense or similar right under the Takeda Technology to Exploit any Licensed Product, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights), beyond the mere right to purchase any Licensed Product from or to provide services on behalf of Neurocrine or its Affiliates, but expressly excluding CMOs, CROs, and contract sales forces.
1.186.“Takeda” has the meaning set forth in the preamble.

1.187.“Takeda Indemnitees” has the meaning set forth in Section 12.2 (Indemnification by Neurocrine).
1.188.“Takeda Know-How” means Know-How, other than Joint Program Know-How, Controlled by Takeda or its Affiliates as of the Effective Date or during the Term that (a) is necessary to Exploit any Licensed Product (excluding any active pharmaceutical ingredient therein that is not a Licensed Asset) in the Field in the Territory, (b) is reasonably useful to Exploit one or more Licensed Products in the Field in the Territory, but, in the case of this clause (b), excluding any Know-How that was [***], or (ii) to the extent related to any active pharmaceutical ingredient Controlled by Takeda or any of its Affiliates that is not a Licensed Asset, or (c) is described on Schedule 1.188 (Takeda Know-How). For clarity, Takeda Know-How includes Program Know-How owned solely by Takeda.
1.189.“Takeda Patent Right” means any Patent Right, other than any Joint Program Patent Right or Defensive Patent Right, Controlled by Takeda or its Affiliates as of the Effective Date or during the Term that (a) is necessary to Exploit any Licensed Product (excluding any active pharmaceutical ingredient therein that is not a Licensed Asset) in the Field in the Territory, or (b) is reasonably useful to Exploit one or more Licensed Products in the Field in the Territory, but, in the case of this clause (b), excluding any Patent Right that was [***], or (ii) to the extent related to any active pharmaceutical ingredient Controlled by Takeda or any of its Affiliates that is not a Licensed Asset. The Takeda Patent Rights as of the Execution Date are set forth on Schedule 11.2.1 (Takeda Patent Rights). For clarity, Takeda Patent Rights includes Program Patent Rights owned solely by Takeda.
1.190.“Takeda Technology” means, collectively, (a) the Takeda Patent Rights, (b) the Defensive Patent Rights, (c) the Takeda Know-How, and (d) Takeda’s interest in the Joint Program Technology.
1.191.“Target Class” means the group of all Licensed Products the mechanism of action of which is one of the following (in the case of Licensed Assets identified on Schedule 1.89 (Licensed Assets), as identified on such schedule as of the Execution Date): (a) a DAAO inhibitor, (b) an AMPA potentiator, (c) a GPR139 agonist, (d) [***], or (e) [***].
1.192.“Tax” and “Taxation” means any U.S. and non-U.S. federal, state, local, regional, municipal, or other tax or taxation, levy, duty, charge, withholding, or other assessment of any kind (including any related fine, penalty, addition to tax, surcharge, or interest) imposed by, or payable to, a Governmental Authority, including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding, and franchise taxes.
1.193.“Term” has the meaning set forth in Section 14.1 (Term).
1.194.“Terminated Product” means any Licensed Product for which this Agreement has been terminated in accordance with Article 14 (Term and Termination), in the form that each such Licensed Product exists as of the date of notice of such termination, and any improvements, modifications, or enhancements thereof. All Licensed Products in the same Target Class will be deemed Terminated Products if this Agreement is terminated with respect to such Target Class. All Licensed Products will be deemed Terminated Products if this Agreement is terminated in its entirety.

1.195.“Terminated Target Class” means any Target Class for which this Agreement has been terminated in accordance with Article 14 (Term and Termination). All Target Classes will be deemed Terminated Target Classes if this Agreement is terminated in its entirety.
1.196.“Terminated Territory” means, on a Target Class-by-Target Class basis, those countries with respect to which this Agreement has been terminated in accordance with Article 14 (Term and Termination) in relation to such Target Class. The Terminated Territory will be worldwide if this Agreement is terminated in its entirety.
1.197.“Territory” means worldwide, but excluding, with respect to any Licensed Product, any then-current Terminated Territory for such Licensed Product.
1.198.“Third Party” means any Person other than Takeda, Neurocrine, or their respective Affiliates.
1.199.“Third Party Distributor” means, with respect to a country, any Third Party that purchases Licensed Products in such country from the Selling Party or its Affiliates and is appointed as a distributor to distribute, market, and resell such Licensed Product in such country, even if such Third Party is granted ancillary sublicensed rights under the Takeda Technology to package, distribute, market, or sell such Licensed Product in such country.
1.200.“Third Party Payment” has the meaning set forth in Section 2.6 (In-Licenses).
1.201.“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.
1.202.“Trigger Event” means, with regard to any matter involving any activity for one or more Profit-Share Products to be performed under any Co-Funded Development Plan, Co-Funded Commercialization Plan, or Co-Funded Medical Affairs Plan prior to the Initiation of the first Phase III Clinical Trial for the applicable Profit Share Product(s), if [***].
1.203.“Trigger Event Activity” means [***]
1.204.“Trigger Event Opt-Out” has the meaning set forth in Section 3.3 (Trigger Event Opt-Out).
1.205.“Trigger Event Opt-Out Effective Date” has the meaning set forth in Section 3.3 (Takeda Right to Opt-Out of Profit Sharing).
1.206.“United States” or “U.S.” means the United States and its territories, possessions and commonwealths.
1.207.“Valid Claim” means: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid, or unenforceable by a Patent Office or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a pending claim of an unissued, pending patent application, which application has not been pending for the longer of (i) [***] since [***] or (ii) [***] from the date of [***].

1.208.“VAT” means, within the EU, such Tax as may be charged in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the EU, value added Tax or any form of consumption Tax, as well as all other forms of Taxes charged on the supply of a good or a service, including sales Tax and goods and services Tax.
1.209.[***]

2.LICENSE GRANT
2.1.License Grant to Neurocrine. Subject to the terms and conditions of this Agreement, during the Term, Takeda hereby grants to Neurocrine an exclusive (even as to Takeda and its Affiliates, except as set forth in Section 2.8 (No Other Rights and Retained Rights)), non-transferable (except as provided in Section 16.1 (Assignment)), sublicensable (solely as provided in Section 2.2 (Sublicensing Terms)) license in the Field and in the Territory under the Takeda Technology to Exploit the Licensed Products.
2.2.Sublicensing Terms. Subject to the terms and conditions of [***], Neurocrine may grant sublicenses (through multiple tiers of sublicense) in accordance with the terms of this Section 2.2 (Sublicensing Terms).
2.2.1.Neurocrine Sublicensing Rights.
a.Profit-Share Products. Subject to the requirements of this Section 2.2 (Sublicensing Terms), Section 2.3 (Subcontractors), and [***], with respect to any Profit-Share Product, Neurocrine may grant sublicenses under the rights granted to it under Section 2.1 (License Grant to Neurocrine) [***].
b.Royalty-Bearing Products. Subject to the requirements of this Section 2.2 (Sublicensing Terms) and [***], with respect to any Royalty-Bearing Product, Neurocrine will have the right to grant sublicenses under the rights granted to it under Section 2.1 (License Grant to Neurocrine) [***].
2.2.2.Sublicensing Agreements. Each sublicense granted by Neurocrine pursuant to this Section 2.2 (Sublicensing Terms) will be subject and subordinate to the applicable terms of this Agreement. Any such sublicense (a) will be consistent with the terms of this Agreement, including intellectual property terms and confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement, and (b) to the extent Neurocrine engages a Sublicensee to Commercialize a Licensed Product, include an obligation of such Sublicensee to account for and report its Net Sales (in local currency and Dollars) on a country-by-country and Licensed Product-by-Licensed Product basis and any other information necessary for Neurocrine to comply with its obligation to provide Royalty Reports in accordance with Section 9.4.2 (Reports and Royalty Payments). In addition, unless agreed otherwise by the JSC, Neurocrine will include in each agreement under which it grants a sublicense an obligation of the Sublicensee to assign or grant a sublicensable license to Neurocrine, upon termination of such agreement or with respect to any territory that is not within the scope of the sublicense, of all Know-How generated by the Sublicensee and all Patent Rights owned or controlled by such Sublicensee Covering any such Know-How, in each case, that are necessary to Exploit any Licensed Product subject to such agreement. Neurocrine will provide Takeda with a written notice of any sublicense granted by Neurocrine or its Affiliates pursuant to this Section 2.2 (Sublicensing Terms) to any Third Party no later than [***] after the effective date thereof and will provide Takeda with a copy of each Third Party sublicense agreement, from which copy Neurocrine may redact any confidential information that is not necessary for Takeda to confirm compliance with the terms of this Agreement.

2.2.3.Liability of Neurocrine. Notwithstanding any sublicense, Neurocrine will remain primarily liable to Takeda for the performance of all of its obligations under, and Neurocrine’s compliance with all provisions of, this Agreement, and for the performance of all obligations of its Affiliates and Sublicensees as required under this Agreement.
2.3.Subcontractors. Neurocrine may perform any of its obligations under this Agreement through one or more subcontractors, [***], provided that: (a) Neurocrine will not engage any subcontractor that has been debarred by any Regulatory Authority, (b) Neurocrine remains fully responsible for the work allocated to, and payment to, such subcontractors to the same extent it would be if Neurocrine had done such work itself, (c) the subcontractor undertakes in writing obligations of confidentiality and non-use applicable to the Confidential Information that are at least as stringent as those set forth in Article 10 (Confidentiality and Publication), (d) unless agreed otherwise by the JSC, the subcontractor agrees in writing to assign or grant a sublicensable license (or in the case of a subcontractor that is an academic or nonprofit institution, a right to negotiate a license) to Neurocrine to all Know-How generated by the subcontractor and all Patent Rights owned or controlled by the subcontractor Covering any such Know-How, in each case, that are necessary to Exploit any Licensed Product, but excluding [***], and (e) Neurocrine will be liable for any act or omission of any subcontractor that is a breach of any of Neurocrine’s obligations under this Agreement as though the same were a breach by Neurocrine, and Takeda will have the right to proceed directly against Neurocrine without any obligation to first proceed against such subcontractor. Neurocrine will be solely responsible for the direction of and communications with each such subcontractor engaged by Neurocrine, and Neurocrine will provide Takeda, through the JSC, with updates regarding such activities performed by its subcontractors under this Agreement as part of its reports under Section 4.2.4 (Licensed Products Development Reports).
2.4.[***]
2.4.1[***]
2.4.2[***]
2.5.[***]
2.6.In-Licenses. The Parties agree that all upfront, milestone, royalty, and other payments to any Third Party in respect of any PSP In-License will be deemed a “Third Party Payment” and subject to this Section 2.6 (In-Licenses).
2.6.1.PSP In-Licenses. Subject to Section 2.6.2 (Potential PSP In-Licenses by Neurocrine for Profit-Share Products), Neurocrine may enter into any agreement for rights (whether by acquisition or license) under any Patent Rights or Know-How Controlled by a Third Party for the specific purpose of Exploiting any Profit-Share Product (a “PSP In-License”). [***]
2.6.2.Potential PSP In-Licenses by Neurocrine for Profit-Share Products. Only with respect to the Exploitation of any Profit-Share Product, prior to entering into any potential PSP In-License, Neurocrine will present the proposed material terms of such potential PSP In-License (the “Potential PSP In-License Term Sheet”) to the JSC to review, discuss, and determine whether to approve such terms. The JSC will have [***] to determine whether to approve (a) [***], or (b) any other Potential PSP In-License

Term Sheet. If the JSC so approves a Potential PSP In-License Term Sheet, then Neurocrine may enter into such agreement on terms substantially consistent with such terms approved by the JSC in the applicable Potential PSP In-License Term Sheet and such agreement will be a PSP In-License. If, within the applicable [***] period, the JSC does not approve a Potential PSP In-License Term Sheet, then any such potential PSP In-License will not be a PSP In-License for purposes of this Agreement unless and until the JSC approves a revised version of such Potential PSP In-License Term Sheet or except as otherwise approved in accordance with this Section 2.6.2 (Potential PSP In-Licenses by Neurocrine for Profit-Share Products). [***].
2.6.3.Non-Approved Potential PSP In-Licenses. Except as provided in the last two sentences of Section 2.6.2 (Potential PSP In-Licenses by Neurocrine for Profit-Share Products) with respect to [***], if the JSC does not approve a Potential PSP In-License Term Sheet for a potential PSP In-License, then such potential PSP In-License will not be a PSP In-License hereunder. Neurocrine will have the right, but not the obligation, to negotiate a license from such Third Party under the Patent Rights or Know-How that are subject to such non-approved potential PSP In-License for a Profit-Share Product at its sole cost and discretion.
2.6.4.Copies of PSP In-Licenses. Neurocrine agrees, upon Takeda’s reasonable request, to provide Takeda with copies of PSP In-Licenses to which Neurocrine is a party, provided that Confidential Information of Neurocrine or confidential information of its counterparty may be redacted from such copies, except to the extent that such information is required in order to enable Takeda to comply with its obligations to Neurocrine under this Agreement with respect to such PSP In-License or to verify economic terms thereunder.
2.6.5.PSP In-License Payments. [***]
2.7.Knowledge and Technology Transfer. Subject to Section 5.2 (Assignment of Regulatory Submissions), (a) within [***] after the Effective Date, Takeda will deliver to Neurocrine copies of the written Takeda Know-How that are available in the site hosted for purposes of this Agreement on Intralinks as of the Effective Date, and (b) within [***] after the Effective Date, Takeda will deliver to Neurocrine (i) copies of all other written Takeda Know-How not previously provided pursuant to clause (a) and (ii) that supply of Licensed Products held in inventory by Takeda in accordance with the timeline set forth on Schedule 2.7 (Transferred Inventory), other than any such inventory relating to the Phase II Asset, which will be transferred promptly after the IND Transfer Date or otherwise in accordance with the timeline set forth on Schedule 2.7 (Transferred Inventory). Thereafter, if requested by Neurocrine during the Term, Takeda will promptly disclose to Neurocrine all additional Takeda Know-How in existence as of the Effective Date or that comes into existence as a result of performance by or behalf of Takeda of activities under this Agreement and not previously transferred to Neurocrine. Takeda will provide any assistance as reasonably requested by Neurocrine in connection with its Exploitation of the Takeda Know-How in accordance with this Agreement for a period up to [***] after the date on which Takeda delivers to Neurocrine such Takeda Know-How and inventory of Licensed Products. [***], and Neurocrine will pay the undisputed invoiced amounts within [***] after the date of such invoice. Notwithstanding any provision to the contrary set forth in this Agreement, after the initial [***] FTE hours, Takeda will not be obligated to provide any additional assistance under this Section 2.8 (Knowledge and Technology Transfer) and Section 5.2.1(a) (Clinical Trial

Regulatory Submissions) beyond that which can be provided in accordance with the amounts included in the budget agreed by the Parties (as such budget may be updated from time to time by agreement of the Parties).
2.8.No Other Rights and Retained Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license, or other right in or to any Know-How, Patent Rights, or other intellectual property of the other Party, including tangible or intangible items owned, controlled, or developed by the other Party, or provided by the other Party to the receiving Party at any time, pursuant to this Agreement. Neurocrine will not, and will cause its Affiliates and Sublicensee to not, use or practice any Takeda Technology outside the scope of or otherwise not in compliance with the rights and licenses granted to Neurocrine under this Agreement. Takeda will not, and will cause its Affiliates and licensees to not, use or practice any Neurocrine Technology or Grantback IP outside the scope of or otherwise not in compliance with the rights and licenses granted to Takeda under Section 14.4(Effects of Termination). Any rights not expressly granted by a Party under this Agreement are hereby retained by such Party. [***].
2.9.License to Takeda. Subject to the terms and conditions of this Agreement, Neurocrine hereby grants to Takeda and its Affiliates a non-exclusive, non-transferable, non-sublicensable license under the Neurocrine Sole Program Patent Rights and any Program Know-How owned solely by Neurocrine, [***].
3.PROFIT AND LOSS SHARE OPTIONS
3.1.Takeda’s Phase I Asset Opt-Out Right.
3.1.1.Exercise of Opt-Out. On a Phase I Asset-by-Phase I Asset basis, Takeda may elect to opt-out of the PSP P&L Share set forth in Section 9.2.1(a) (Profit and Loss Share before Takeda’s Phase I Opt-Out) with respect to a Phase I Asset in accordance with this Section 3.1 (Takeda’s Phase I Asset Opt-Out Right) (a “Phase I Opt-Out,” and each such right to opt out, a “Phase I Opt-Out Right”). Takeda may elect to exercise the Phase I Opt-Out Right with respect to a Phase I Asset no later than [***] following the Data Read-Out of the second Phase II Clinical Trial [***] for such Phase I Asset, by providing written notice to Neurocrine prior to the expiration of such [***] period for the applicable Phase I Asset. The date on which Takeda exercises the Phase I Opt-Out Right with respect to a Phase I Asset as set forth in this Section 3.1.1 (Exercise of Opt-Out) will be deemed the “Phase I Opt-Out Date” with respect to such Phase I Asset. Prior to Takeda’s exercise of the Phase I Opt-Out Right with respect to a Phase I Asset, the applicable Phase I Asset will be deemed a “Phase I Profit-Share Product,” and after Takeda exercises the Phase I Opt-Out Right for such Phase I Asset, such Phase I Asset will no long be a Phase I Profit-Share Product but will instead be deemed a “Phase I Royalty Product.”
3.1.2.Effect of Phase I Asset Opt-Out. If Takeda exercises the Phase I Opt-Out Right pursuant to Section 3.1.1 (Exercise of Opt-Out) resulting in a Phase I Royalty Product, then from and after the applicable Phase I Opt-Out Date, with respect to such Phase I Royalty Product, (a) [***], (b) [***] Neurocrine will be solely responsible for any and all costs and expenses incurred in connection with the Exploitation of such Phase I Royalty Product, (c) [***] Takeda will not have any funding obligations under any Co-Funded Development Plan, Co-Funded Commercialization Plan, or Co-Funded Medical Affairs

Plan, or any rights or obligations pursuant to Section 9.2.1 (Profit and Loss Share), (d) Neurocrine will pay Takeda the applicable RBP Milestone Payments pursuant to Section 9.2.2 (Royalty-Bearing Product Milestone Payments) and the applicable RBP Royalties pursuant to Section 9.2.3 (Royalty-Bearing Product Royalties), and (e) the Parties will otherwise have the rights and obligations with respect to such Phase I Royalty Product as set forth in this Agreement.
3.2.Takeda’s Phase II Asset Opt-In Right.
3.2.1.Exercise of Opt-In. Takeda may elect to opt-in to the PSP P&L Share set forth in Section 9.2.1(d) (Profit and Loss Share after Takeda’s Phase II Opt-In) with respect to the Phase II Asset throughout the Territory pursuant to the terms of this Section 3.2.1 (Exercise of Opt-In) (the “Phase II Opt-In,” and such right to opt in, the “Phase II Opt-In Right”). If Takeda elected to co-fund the Phase II Supplemental Studies pursuant to Section 4.1.2 (Phase II Asset Development), if applicable, or if no Phase II Supplemental Studies were conducted, then Takeda may elect to exercise the Phase II Opt-In Right within [***] following the Briefing Book Event by providing written notice of such election to Neurocrine within such [***] period. The date on which Takeda exercises its Phase II Opt-In Right as set forth in this Section 3.2.1 (Exercise of Opt-In) will be deemed the “Phase II Opt-In Date.” Prior to Takeda’s exercise of the Phase II Opt-In Right, the Phase II Asset is deemed a “Phase II Royalty Product,” and after Takeda exercises the Phase II Opt-In Right, such Phase II Asset will be deemed a “Phase II Profit-Share Product.”
3.2.2.Effect of Phase II Asset Opt-In. If Takeda exercises its Phase II Opt-In Right pursuant to Section 3.2.1 (Exercise of Opt-In) resulting in a Phase II Profit-Share Product, then (a) [***] and (b) from and after the Phase II Opt-In Date, with respect to such Phase II Profit-Share Product, (i) Takeda will have the funding obligations under any Co-Funded Development Plan, Co-Funded Commercialization Plan, and Co-Funded Medical Affairs Plan and the rights and obligations pursuant to Section 9.2.1(d) (Profit and Loss Share after Takeda’s Phase II Opt-In) with respect to the Phase II Profit-Share Product throughout the Territory, (ii) Neurocrine will not have any obligations to make payments pursuant to Section 9.2.2 (Royalty-Bearing Product Milestone Payments) and Section 9.2.3 (Royalty-Bearing Product Royalties), and (iii) the Parties will otherwise have the rights and obligations with respect to such Phase II Profit-Share Product as set forth in this Agreement. Notwithstanding anything to the contrary herein, [***].
3.3.Takeda Right to Opt-Out of Profit Sharing. In the event of a Trigger Event for one or more Profit Share Products, Takeda may, upon written notice to Neurocrine to be provided within [***] days after [***] that results in the Trigger Event for such Profit Share Product(s), elect to opt-out of the PSP P&L Share with respect to such Profit-Share Products with respect to which the Trigger Event relates (the “Trigger Event Opt-Out”)[***] (the “Trigger Event Opt-Out Effective Date”)]. Notwithstanding any other provision to the contrary set forth in this Agreement, from and after the Trigger Event Opt-Out Effective Date, (a) for all purposes of this Agreement (including under Section 12.2.3 (Indemnification by Neurocrine)), any Profit-Share Product that was the subject of the Trigger Event Activity (i) that was a Phase I Profit-Share Product will no longer be a Phase I Profit-Share Product and will instead be a Phase I Royalty Product, and (ii) that was a Phase II Profit-Share Product will no longer be a Phase II Profit-Share Product and will instead be a Phase II Royalty Product, (b) Neurocrine will be solely responsible for any and all costs and expenses incurred in connection with the Exploitation of such Royalty-Bearing Products, (c) Takeda will not have any funding obligations under any Co-Funded Development Plan, Co-Funded Commercialization Plan, or Co-Funded Medical Affairs Plan, or any rights or obligations pursuant to Section 9.2.1 (Profit and Loss Share), with respect to such Royalty-Bearing Products, and (d) Neurocrine will pay Takeda the applicable RBP Milestone Payments pursuant to Section 9.2.2 (Royalty-Bearing Product Milestone Payments) and the applicable RBP Royalties pursuant to Section 9.2.3 (Royalty-Bearing Product Royalties) with respect to such Royalty-Bearing Products only to the extent arising after the effective date for the Trigger Event Opt-Out.
4.DEVELOPMENT
4.1.Development Program of Certain Licensed Products.
4.1.1.Co-Funded Development Plan. A preliminary development plan for all activities to be conducted by Neurocrine with respect to the Development of the Phase I Assets until completion of Phase II Clinical Trials is attached hereto as Schedule 4.1.1 (Preliminary Co-Funded Development Plan), and within [***] after the Effective Date, Neurocrine will prepare a detailed plan based on such preliminary plan and submit such plan to the JSC to review, discuss, and determine whether to approve such plan. The development plan for the Phase I Assets and, solely in the case that the Phase II Asset becomes a Profit-Share Product, the Phase II Asset, as may be updated by the Parties from time to time, is referred to as the “Co-Funded Development Plan,” and the Development activities described in the Co-Funded Development Plan are referred to as the “Co-Funded Development Activities.” The Co-Funded Development Plan will include: (a) [***] (b) [***] (c) [***] (d) [***] (e) a detailed written budget, on an activity-by-activity basis, of expected FTE Costs, Out-of-Pocket Costs, and other costs and expenses within Eligible Shared Expenses for all activities under the Co-Funded Development Plan on a Calendar Year-by-Calendar Year basis for the subsequent [***] Calendar Years, including a Calendar Quarter forecast for the first [***] Calendar Quarters and an aggregate forecast for the final [***] Calendar Quarters, which will include [***] (as may be updated by the Parties from time to time, the “Co-Funded Development Budget”). The Co-Funded Development Budget must also include, [***]. The Co-Funded Development Plan and Co-Funded Development Budget will initially also include the plan and budget for the Phase II Ongoing Activities attached hereto as Schedule 4.2.3(d) (Phase II Ongoing Activities Plan and Budget). Neurocrine, through the JSC, will propose updates to the Co-Funded Development Plan on an annual basis, and will prepare (i) a proposed Co-Funded Development Budget for the subsequent [***] Calendar Years no later than December of the then-current Calendar Year and (ii) no later than June of the following Calendar Year, an updated proposed Co-Funded Development Budget for the same [***]-Calendar Year period. In addition, Neurocrine may update the Co-Funded Development Plan and the Co-Funded Development Budget as necessary, including to add the Phase II Supplemental Studies, if applicable, and upon Takeda’s exercise of the Phase II Opt-In Right to add the Phase II Assets. The JSC will review, discuss, and determine whether to approve the Co-Funded Development Plan, including the [***] Calendar Year of the Co-Funded Development Budget, and each annual update and any other such update that is material.

4.1.2.Phase II Asset Development.
a.Takeda will be solely responsible for conducting the Phase II Ongoing Trials and all associated Phase II Ongoing Activities. [***]. Any Clinical Trial with respect to the Phase II Asset that Neurocrine chooses to initiate prior to the Phase II Opt-In Date will be conducted at Neurocrine’s sole cost and expense, and no such study will be a Phase II Supplemental Study.
b.If the Phase II Ongoing Trials are[***], then Takeda will have the option to fund, on an equal basis (50:50) with Neurocrine, any additional Phase II Clinical Trials that are necessary to advance the Phase II Asset to Phase III Clinical Trials (such trials, the “Phase II Supplemental Studies”) by providing written notice to Neurocrine of its election to fund such additional Phase II Clinical Trials within [***] after [***]. Upon receipt of notice of such election, Neurocrine will prepare an update to the Co-Funded Development Plan and Co-Funded Development Budget to include such Phase II Supplemental Studies and submit such plan to the JSC to review, discuss, and determine whether to approve such updated plan. If Takeda elects to fund such Phase II Supplemental Studies on an equal basis (50:50) with Neurocrine, then the Phase II Asset will remain classified as a Phase II Royalty Product, subject to Takeda’s Phase II Opt-In Right as set forth in Section 3.2.1 (Exercise of Opt-In). If Takeda does not elect to fund such Phase II Supplemental Studies, but the Briefing Book Event occurs within [***] after Takeda’s receipt of the tables, figures, and listings for both of the Phase II Ongoing Trials (the “Phase II Expiration Date”), then the Phase II Asset will remain classified as a Phase II Royalty Product, but Takeda will not have a Phase II Opt-In Right with respect to such Phase II Royalty Product. If (a) Takeda does not elect to fund the Phase II Supplemental Studies and the Briefing Book Event does not occur within [***] after the Phase II Expiration Date, or (b) the Phase II Asset, in the JSC’s determination, fails in either of the Phase II Ongoing Trials, due to efficacy or safety, then in either case ((a) or (b)), the Phase II Asset will be reclassified as a “Phase Ib Product” and will be subject to the RBP Milestone Payments set forth in Section 9.2.2 (Royalty-Bearing Product Milestone Payments) and the RBP Royalties set forth in Section 9.2.3 (Royalty-Bearing Product Royalties). In any event, Neurocrine will use Commercially Reasonable Efforts to achieve the Briefing Book Event.
c.Notwithstanding the foregoing, should the TAK-2002 study as outlined in Schedule 4.2.3(d) (Reimbursement for Phase II Ongoing Trials) [***], Neurocrine shall have the right to terminate such study.  In such event, the preceding Section 4.1.2(b) (Phase II Asset Development) will apply, except that (i) the JSC will make its determination based on the terminated TAK-2002 study, and (ii) if Takeda elects to co-fund the Phase II Supplemental Studies, then [***].

4.2.Development Diligence Obligations.
4.2.1.Neurocrine Development Diligence Obligations. Neurocrine will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval and, as applicable, Pricing Approval for (a) at least one Licensed Product that comprises a Phase I Asset and at least one Licensed Product that comprises a Phase II Asset, in each case, in each of the Major Markets and (b) at least one Licensed Product that comprises a Nonclinical Asset in the [***] Target Class and at least one Licensed Product that comprises a Nonclinical Asset in the [***] Target Class, in each case, in at least one Major Market. In addition, Neurocrine will use Commercially Reasonable Efforts to perform the Co-Funded Development Activities under the Co-Funded Development Plan.
4.2.2.Takeda Development Diligence Obligations. Takeda will use Commercially Reasonable Efforts to conduct the Phase II Ongoing Trials and all associated Phase II Ongoing Activities in accordance with the plan set forth in Schedule 4.2.3(d) (Phase II Ongoing Activities Plan and Budget) and the protocols for such trials as in existence as of the Execution Date or as may be amended by written agreement of the Parties as required by a Regulatory Authority.
4.2.3.Development and Manufacturing Expenses.
a.Phase I Assets. Unless and until Takeda exercises the Phase I Opt-Out Right in accordance with Section 3.1 (Takeda’s Phase I Asset Opt-Out Right) with respect to a Phase I Asset, the Parties will share the Eligible Development Expenses incurred for such Phase I Profit-Share Product as set forth in Section 9.2.1 (Profit and Loss Share). Upon Takeda’s exercise of the Phase I Opt-Out Right with respect to a Phase I Asset, Neurocrine will be solely responsible for all ongoing costs and expenses associated with further Exploitation of such Phase I Royalty Product and incurred after the applicable Phase I Opt-Out Date, except for the [***].
b.Phase II Assets. Prior to Takeda’s exercise of the Phase II Opt-In Right in accordance with Section 3.2 (Takeda’s Phase II Asset Opt-In Right), Neurocrine will be solely responsible for all costs and expenses associated with the Development of the Phase II Royalty Products, subject to Section 4.2.3(d) (Reimbursement for Phase II Ongoing Trials) with respect to Phase II Ongoing Trials, other than [***]. Upon Takeda’s exercise of the Phase II Opt-In Right, the Parties will share the Eligible Development Expenses incurred for the Phase II Profit-Share Product as set forth in Section 3.2.2 (Effect of Phase II Asset Opt-In) and Section 9.2.1 (Profit and Loss Share).
c.Nonclinical Assets. Neurocrine will be solely responsible for all costs and expenses associated with the Development of all Nonclinical Assets.
d.Reimbursement for Phase II Ongoing Trials. Starting from the Effective Date, after the end of each Calendar Quarter, Takeda will submit an invoice to Neurocrine for all costs and expenses incurred by Takeda in the preceding Calendar Quarter in connection with the conduct of the Phase II Ongoing Activities in accordance with the plan and budget attached hereto as Schedule

4.2.3(d) (Phase II Ongoing Activities Plan and Budget), plus [***], plus [***]. Neurocrine will pay the undisputed portion of such invoiced amount to Takeda no later than [***] after its receipt of such invoice. In the event of any disagreement with respect to the calculation of payments owed, Neurocrine will pay any undisputed portion of such payment in accordance with the foregoing timetable and will pay the remaining, disputed portion within [***] after the date on which the Parties, using good faith efforts, resolve the Dispute, which Dispute, at the request of either Party, will be resolved in accordance with Section 16.3 (Dispute Resolution) of the Agreement. Takeda will bear all costs and expenses incurred by Takeda in connection with the conduct of the Phase II Ongoing Activities that exceed the amount equal to [***].
4.2.4.Licensed Products Development Reports. Neurocrine will keep the JSC informed regarding the progress of the Development of the Licensed Products. In addition, Neurocrine will provide to the JSC reasonably in advance of each meeting of the JSC a report (by means of a slide presentation or otherwise) summarizing results and, (a) for the Profit-Share Products, describing progress made against timelines in the Co-Funded Development Plan, and Co-Funded Development Activities planned to be undertaken for the Profit-Share Products (including, for example, updates regarding regulatory matters and Co-Funded Development Activities for the next Calendar Quarter), and (b) for each Licensed Product, a reasonable summary of results, information, and data generated from Clinical Trials for such Licensed Product, and updates regarding intellectual property issues (each such report, a “LP Development Report”). Neurocrine will promptly share with Takeda all other material developments and information that it comes to possess relating to the Development of the Licensed Products, including any additional information regarding the Development of the Licensed Products reasonably requested by Takeda through the JSC from time to time to the extent and in the form readily available to Neurocrine and able to be disclosed to Takeda. All such reports and information will be the Confidential Information of Neurocrine, and subject to the terms of Article 10 (Confidentiality and Publication).
4.3.Neurocrine Development Responsibilities. For each Licensed Product, except as otherwise agreed by the Parties in writing, Neurocrine will be principally responsible for performing all Development of such product, including preparing Clinical Trial designs and protocols, sponsoring Clinical Trials, engaging CROs, and being primarily responsible for managing activities at Clinical Trial sites.
4.4.Scientific Records. Takeda (with respect to the Phase II Ongoing Activities) and Neurocrine (with respect to all other Development activities hereunder) will maintain scientific records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with GLP, cGMP, and GCP with respect to activities intended to be submitted in regulatory filings (including INDs), all of which records will fully and accurately reflect all work done and results achieved in the performance of the Development activities and Clinical Trials by or on behalf of such Party with respect to Licensed Products.
5.REGULATORY MATTERS
5.1.Regulatory Responsibilities. Subject to Section 5.2 (Assignment of Regulatory Submissions), Neurocrine (itself or through its Affiliate or Sublicensee) will be solely responsible as the

Regulatory Lead for all regulatory matters in the Territory relating to the Licensed Products. Subject to Section 5.2 (Assignment of Regulatory Submissions), Neurocrine (itself or through its Affiliate or Sublicensee) will own all INDs, MAA, Regulatory Approvals, other Regulatory Submissions, and related regulatory documents, in the Territory with respect to such Licensed Products (in each case, as applicable).
5.2.Assignment of Regulatory Submissions.
5.2.1.Phase II Asset Clinical Trial Regulatory Submissions.
a.Clinical Trial Regulatory Submissions. Takeda will remain the Regulatory Lead for the Phase II Ongoing Trials until the IND Transfer Date. Within [***] after the Phase II Ongoing Trials Data Read-Out for both of the Phase II Ongoing Trials, Takeda will transfer and assign to Neurocrine all rights, title, sponsorship, and interests in and to the Phase II Ongoing Trials Regulatory Submissions and assist Neurocrine with such transfer and assignment. The date of such transfer will be the “IND Transfer Date.” Neurocrine will take over as Regulatory Lead for the Phase II Asset on the IND Transfer Date. Prior to or on the IND Transfer Date, Takeda will submit written notification to the FDA informing it of the transfer of the Phase II Ongoing Trials Regulatory Submissions from Takeda to Neurocrine. Takeda will provide reasonable assistance from Takeda’s FTEs at no cost to Neurocrine as set forth in Section 2.8 (Knowledge and Technology Transfer), and Neurocrine will thereafter be responsible and reimburse Takeda for all documented FTE Costs at the FTE Rate and expenses associated with such assistance, to the extent consistent with a detailed budget agreed by the Parties in advance of Takeda’s commencing any particular assistance, and accordingly, Takeda may invoice Neurocrine for the FTE Costs and expenses, in each case, incurred in accordance with such budget in connection with providing such assistance, and Neurocrine will pay the undisputed invoiced amounts within [***] after the date of such invoice. Notwithstanding any provision to the contrary set forth in this Agreement, after the initial [***] FTE hours, Takeda will not be obligated to provide any additional assistance under this Section 5.2.1(a) (Clinical Trial Regulatory Submissions) or Section 2.8 (Knowledge and Technology Transfer) beyond that which can be provided in accordance with the amounts included in the budget agreed by the Parties (as such budget may be updated from time to time by agreement of the Parties).
b.Other Assigned Regulatory Submissions. Promptly after the IND Transfer Date, Takeda will transfer or otherwise make available to Neurocrine copies (in electronic or other format) of other Regulatory Approvals or Regulatory Submissions in the Territory Controlled by Takeda or its Affiliates as of the IND Transfer Date and not transferred to Neurocrine prior to the IND Transfer Date pursuant to Section 5.2.1(a) (Clinical Trial Regulatory Submissions), to the extent such materials specifically relate to the Phase II Asset. No later than [***] after the completion of all transition activities set forth in this Section 5.2.1(b) (Other Assigned Regulatory Submissions), Takeda will send a letter to each applicable Regulatory Authority to record and notify such Regulatory Authority of the transfer to Neurocrine of all Regulatory Approvals and Regulatory Submissions for the Phase II Asset.

c.Clinical Trial Data. In connection with the transfer of Regulatory Submissions provided for in this Section 5.2.1 (Phase II Asset Clinical Trial Regulatory Submissions), Takeda will provide to Neurocrine separate copies (in electronic or other format) of the study reports Controlled by Takeda or its Affiliates and underlying data (to the extent not previously provided to Neurocrine) from the Phase II Ongoing Activities.
5.2.2.Other Regulatory Submissions. For each Phase I Asset, (a) within [***] after the Effective Date, Takeda will transfer and assign to Neurocrine all of Takeda’s rights, title, and interests in and to all INDs, MAAs, and other Regulatory Approvals or Regulatory Submissions in the Territory for such Phase I Asset Controlled by Takeda or its Affiliates; (b) the Parties will complete all other transition activities of such transition to Neurocrine of the Regulatory Lead within [***] after the Effective Date; and (c) no later than [***] after the completion of all transition activities set forth in the foregoing clause (b), Takeda will send a letter to each Regulatory Authority as applicable to a specific country or jurisdiction to record and notify such Regulatory Authority of the transfer to Neurocrine of all Regulatory Approvals and Regulatory Submissions for such Phase I Asset in such country or jurisdiction. [***].
5.2.3.Cooperation. Subject to the terms and conditions of this Agreement, within a reasonable time following Neurocrine’s request, Takeda will execute and deliver, or will cause to be executed and delivered, to Neurocrine such endorsements, assignments, and other documents as may be reasonably necessary to assign, convey, transfer, and deliver to Neurocrine all of Takeda’s rights, title, and interests in and to the Assigned Regulatory Submissions. Schedule 5.2.3 (Regulatory Submissions Dates) sets forth upcoming dates of Regulatory Submission for each of the Licensed Assets as of the Execution Date.
5.3.Regulatory Submissions, Study Reports and Data not Controlled by Takeda. [***].
5.4.Neurocrine Obligations. Neurocrine will provide Takeda, through the JSC at least once every [***] Calendar Quarters, with written notice of each of the following events with regard to each Licensed Product for which Neurocrine is the Regulatory Lead: (a) to the extent notice was not previously provided, the submission of any filings or applications for Regulatory Approval of such Licensed Products in the Territory to any Regulatory Authority; and (b) (i) all Regulatory Submissions (as well as orphan drug applications and designations) that were filed for any Licensed Products during such preceding Calendar Quarter and (ii) a summary of all Regulatory Submissions anticipated to be filed for any Licensed Products within the upcoming [***] Calendar Quarters, in each case ((i) and (ii)), which will be provided electronically; provided, however, that Neurocrine will inform Takeda of such event under (a) or (b) prior to public disclosure of such event by Neurocrine.
5.5.Costs of Regulatory Affairs. Except as otherwise expressly provided in this Article 5 (Regulatory Matters), (a) during the period of a PSP P&L Share for a Profit-Share Product, the Parties will share the applicable Eligible Development Expenses associated with obtaining and maintaining Regulatory Approval in the Territory, and related regulatory affairs activities as set forth in this Article 5 (Regulatory Matters) for such Profit-Share Product in accordance with Section 9.2.1 (Profit and Loss Share) and (b) outside the period of a PSP P&L Share, for a Royalty-Bearing Product, Neurocrine will bear all such costs and expenses for such Royalty-Bearing Product, except as otherwise expressly set forth in this Agreement.

6.COMMERCIALIZATION
6.1.Commercialization of the Licensed Products.
6.1.1.Co-Funded Commercialization Plan. No later than [***] after the Initiation of the first Phase III Clinical Trial for each Profit-Share Product, Neurocrine will prepare a reasonably detailed plan for Commercialization of Profit-Share Products in the Territory (as may be updated from time to time, a “Co-Funded Commercialization Plan,” and the Commercialization activities described in the Co-Funded Commercialization Plan, the “Co-Funded Commercialization Activities”) and submit such plan to the JSC to review, discuss, and determine whether to approve such plan. The Co-Funded Commercialization Plan will include: (a) [***] (b) [***] (c) a detailed written budget, on an activity-by-activity basis, of the expected FTE Costs, Out-of-Pocket Costs, and other costs and expenses within Eligible Shared Expenses for the Commercialization activities under the Co-Funded Commercialization Plan on a Calendar Year-by-Calendar Year basis in the subsequent [***] Calendar Years, including a Calendar Quarter forecast for the first [***] Calendar Quarters and an aggregate forecast for the final [***] Calendar Quarters, which will include [***] (as may be updated by the Parties from time to time, the “Co-Funded Commercialization Budget”). The Co-Funded Commercialization Budget must also include, [***] Neurocrine, through the JSC, will propose updates to the Co-Funded Commercialization Plan on an annual basis, and will prepare (i) a proposed Co-Funded Commercialization Budget for the subsequent [***] Calendar Years no later than December of the then-current Calendar Year and (ii) no later than June of the following Calendar Year, an updated proposed Co-Funded Development Budget for the same [***]-Calendar Year period. In addition, Neurocrine may update the Co-Funded Development Plan as necessary. The JSC will review, discuss, and determine whether to approve the Co-Funded Commercialization Plan, including the [***] Calendar Year of the Co-Funded Commercialization Budget, and each annual update and any other such update that is material.
6.1.2.Preliminary Co-Funded Commercialization Plan. Notwithstanding Section 6.1.1 (Co-Funded Commercialization Plan), at any time prior to Neurocrine’s preparation of a reasonably detailed Co-Funded Commercialization Plan for a Profit-Share Product pursuant to Section 6.1.1 (Co-Funded Commercialization Plan), Neurocrine may prepare a preliminary Co-Funded Commercialization Plan, describing [***]. Such plan and budget will otherwise be subject to Section 6.1.1 (Co-Funded Commercialization Plan) and all other terms of this Agreement applicable to the Co-Funded Commercialization Plan and Co-Funded Commercialization Budget, and will be updated by Neurocrine to a more detailed plan and budget at an appropriate time in accordance with Section 6.1.1 (Co-Funded Commercialization Plan).
6.2.Commercialization Diligence Obligations. Neurocrine will use Commercially Reasonable Efforts to perform the Co-Funded Commercialization Activities under the Co-Funded Commercialization Plan and to otherwise Commercialize each Licensed Product in each jurisdiction in which such Licensed Product receives Regulatory Approval and, if applicable, Pricing Approval.
6.3.Licensed Products Commercialization Reporting. Commencing upon the First Commercial Sale of the first Licensed Product in the Territory and for so long as Neurocrine continues to

Commercialize any Licensed Product, Neurocrine will keep the JSC informed regarding the progress and results of Commercialization activities for all Licensed Products. Accordingly, Neurocrine will provide to the JSC, at least once per Calendar Year, a report (by means of a slide presentation or otherwise) summarizing results and key Commercialization activities undertaken and planned to be undertaken for the Licensed Products in each Major Market (including, for example, updates regarding regulatory matters and Commercialization activities for the next Calendar Quarter), and updates regarding intellectual property issues (each such report, a “LP Commercialization Report”). Neurocrine will promptly share with Takeda all other material developments and information that it comes to possess relating to the Commercialization of the Licensed Products, including any additional information regarding the Commercialization of the Licensed Products reasonably requested by Takeda through the JSC from time to time to the extent and in the form readily available to Neurocrine and able to be disclosed to Takeda.
6.4.Licensed Products Commercialization Expenses.
6.4.1.Profit-Share Products. The Parties will share the Eligible Commercialization Expenses for all Profit-Share Products as set forth in Section 9.2.1 (Profit and Loss Share).
6.4.2.Royalty-Bearing Products. Neurocrine will be solely responsible for all costs and expenses relating to the Commercialization of all Royalty-Bearing Products.
6.5.Recalls, Market Withdrawals, or Corrective Actions. Neurocrine will have the sole right to decide whether to conduct any recall or other similar market withdrawal or other action for any Licensed Product, and the manner in which any such recall will be conducted (including any such recall requested by a Regulatory Authority). During the period of a PSP P&L Share for a Profit-Share Product, the Parties will share the applicable expenses incurred pursuant to this Section 6.5 (Recalls, Market Withdrawals, or Corrective Actions) for such Profit-Share Product in accordance with Section 9.2.1 (Profit and Loss Share) and outside the period of a PSP P&L Share, for a Royalty-Bearing Product, Neurocrine will bear all such costs and expenses for such Royalty-Bearing Product, subject to Article 12 (Indemnification; Limitation of Liability; Insurance).
7.MEDICAL AFFAIRS
7.1.Co-Funded Medical Affairs Plan. No later than [***] after the Initiation of the first Phase III Clinical Trial for each Profit-Share Product, Neurocrine will prepare a reasonably detailed plan for the Medical Affairs for Profit-Share Products in the Territory (as may be updated from time to time, the “Co-Funded Medical Affairs Plan,” and all activities set forth under the Co-Funded Medical Affairs Plan, the “Co-Funded Medical Affairs Activities”), consider Takeda’s reasonable comments with respect to such Co-Funded Medical Affairs Plan, and submit such plan to the JSC for its review, discussion, and approval. The Co-Funded Medical Affairs Plan for a Profit-Share Product will contain (a) [***] (b) [***] (c) a written budget, on an activity-by-activity basis, of the expected FTE Costs and Out-of-Pocket Costs for all activities under the Co-Funded Medical Affairs Plan on a Calendar Year-by-Calendar Year basis for the subsequent [***] Calendar Years, including a Calendar Quarter forecast for the first [***] Calendar Quarters and an aggregate forecast for the final [***] Calendar Quarters, which will include [***] (as may be updated by the Parties from time to time, the “Co-Funded Medical Affairs Budget”). The Co-Funded Medical Affairs Budget must also include, [***]. The JSC will have the right to comment on each such Co-Funded Medical Affairs Plan and each material update thereto, including annual updates, and Neurocrine will consider such comments in good faith and incorporate such comments when appropriate prior to finalizing each such Co-Funded Medical Affairs Plan (or any update thereto). The JSC will review, discuss, and determine whether to approve the Co-Funded Medical Affairs Plan and the [***] Calendar Year of Co-Funded Medical Affairs Budget and each update thereto that is material. Notwithstanding the foregoing, Neurocrine may, at any time prior to Neurocrine’s preparation of a reasonably detailed Co-Funded Medical Affairs Plan for a Profit-Share Product, prepare a preliminary Co-Funded Medical Affairs Plan, describing only activities to be conducted prior to Initiation of a Phase III Clinical Trial for such Profit-Share Product, and a Co-Funded Medical Affairs Budget for such activities. Such plan and budget will otherwise be subject to the foregoing in this Section 7.1 (Co-Funded Medical Affairs Plan) and all other terms of this Agreement applicable to the Co-Funded Medical Affairs Plan and Co-Funded Medical Affairs Budget, and will be updated by Neurocrine to a more detailed plan and budget at an appropriate time in accordance with this Section 7.1 (Co-Funded Medical Affairs Plan).
7.2.Medical Affairs Reports. Within [***] following the end of each Calendar Year after the first Regulatory Approval for a Profit-Share Product in the Territory, Neurocrine will provide to the JSC a report (by means of a slide presentation or otherwise) summarizing the Co-Funded Medical Affairs Activities since the prior report provided to the JSC. Such reports will be the Confidential Information of Neurocrine, and subject to the terms of Article 10 (Confidentiality and Publication).
7.3.Profit-Share Products Medical Affairs Expenses.
7.3.1.Profit-Share Products. The Parties will share the Eligible Medical Affairs Expenses for all Profit-Share Products as set forth in Section 9.2.1 (Profit and Loss Share).
7.3.2.Royalty-Bearing Products. Neurocrine will be solely responsible for all costs and expenses relating to the Medical Affairs activities of all Royalty-Bearing Products.
8.GOVERNANCE
8.1.Alliance Manager. Promptly following the Effective Date each Party will designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement relating to the Licensed Products and to provide support and guidance to the JSC, including preparing agendas, meeting materials, and meeting minutes for JSC meetings (each, an “Alliance Manager”). Each Alliance Manager may, but is not required to, serve as a representative of its respective Party on the JSC, but the Alliance Managers or suitable designees will attend all meetings of the JSC. The Alliance Managers may bring to the attention of the JSC any matters or issues either of them reasonably believes should be discussed by the JSC. Each Party may replace its Alliance Manager at any time by written notice to the other Party. The Alliance Managers will be responsible for creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, the Alliance Managers will: (a) identify and timely bring to the attention of their respective managements any disputes arising between the Parties related to this Agreement; (b) provide a single point of communication between the Parties with respect to this Agreement and the Parties’ respective activities hereunder; (c) ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed; and (d) undertake such other responsibilities as the Parties may mutually agree in writing.
8.2.Joint Steering Committee.
8.2.1.Purpose; Formation. Within [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) that will monitor and provide strategic oversight of the activities under this Agreement and facilitate communication between the Parties, in each case, with respect to the Development of all Licensed Products and Commercialization of the Profit-Share Products, all in accordance with the terms of this Agreement. The JSC will disband upon the later of (a) [***] (b) [***]; provided that if, following the disbandment of the JSC pursuant to this Section 8.2.1 (Purpose; Formation), Neurocrine thereafter commences any additional Exploitation of any Licensed Product, then the JSC will be reinstated.
8.2.2.Composition. Each Party will initially appoint [***] representatives to the JSC, with each representative having knowledge and expertise in the Exploitation of assets and products similar to the Licensed Products, and having sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by unanimous consent of the Parties, provided that, unless otherwise agreed by the Parties in writing, the JSC will consist at all times of an equal number of representatives of each Party. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, but such participants will have no voting authority at the JSC and must be bound under written obligations of confidentiality no less protective of the Parties’ Confidential Information than those set forth in this Agreement. The Alliance Managers will prepare and circulate agendas and ensure the preparation and approval of minutes.
8.2.3.Responsibilities of JSC. In addition to its overall responsibility for monitoring and providing strategic oversight with respect to the Parties’ activities with respect to the Development of all Licensed Products and Commercialization of the Profit-Share Products under this Agreement, the JSC will have the following responsibilities:
a.Review, discuss, and determine whether to approve the Co-Funded Development Plan (including the first Calendar Year of the Co-Funded Development Budget), the Co-Funded Commercialization Plan (including the first Calendar Year of the Co-Funded Commercialization Budget), and the Co-Funded Medical Affairs Plan (including the first Calendar Year of the Co-Funded Medical Affairs Budget), and review, discuss and approve [***];
b.[***];
c.[***];
d.review, discuss, and determine whether to approve any proposed material amendments to the Co-Funded Development Plan (including annual updates to the Co-Funded Development Budget), as described in Section 4.1.1 (Co-Funded Development Plan);

e.review, discuss, and determine whether to approve any Potential PSP In-License Term Sheet, as described in Section 2.6.2 (Potential PSP In-Licenses by Neurocrine for Profit-Share Products);
f.review, discuss, and determine the outcomes of the Phase II Ongoing Trials, as described in Section 4.1.2 (Phase II Asset Development);
g.review, discuss, and determine whether to approve the parameters relating to [***];
h.review, discuss, and determine whether to approve [***];
i.review, discuss, and determine the appropriate course of action in the event of a safety signal with respect to a Profit Share Product or a recall decision by any Regulatory Authority with respect to a Profit Share Product;
j.review, discuss, and determine whether to approve any proposed material amendments to the Co-Funded Commercialization Plan (including annual updates to the Co-Funded Commercialization Budget), as described in Section 6.1.1 (Co-Funded Commercialization Plan);
k.discuss the exchange rate that Neurocrine intends to use in its financial reporting in accordance with Neurocrine’s Accounting Standards, as described in Section 9.4.4 (Currency Exchange);
l.determine whether to approve any sublicense agreement in which the potential Sublicensee does not agree to assign or grant a sublicensable license to Neurocrine upon termination of such agreement or with respect to any territory that is not within the scope of the sublicense of all Know-How generated by the Sublicensee and all Patent Rights owned or controlled by such Sublicensee Covering any such Know-How, in each case, that are necessary to Exploit any Licensed Product subject to such agreement, as described in Section 2.2.2 (Sublicensing Agreements);
m.determine whether to approve the engagement of any potential subcontractor that does not agree to assign or grant a sublicensable license (or in the case of a subcontractor that is an academic or nonprofit institution, a right to negotiate a license) to Neurocrine to all Know-How generated by the subcontractor and all Patent Rights owned or controlled by the subcontractor Covering any such Know-How, in each case, that are necessary to Exploit any Licensed Product (subject to the exclusion set forth in Section 2.3 (Subcontractors)), as described in Section 2.3 (Subcontractors);
n.review and discuss any proposed publication by either Party, as described in Section 10.2 (Publication and Publicity);
o.review, discuss, and determine, if requested by either Party, an alternate timeframe for Neurocrine’s negotiation of an agreement with a qualified vendor for purposes of the transfer and storage of inventory of Licensed Product or for

Takeda’s transfer to Neurocrine of inventory of one or more Licensed Assets, as described on Schedule 2.7 (Transferred Inventory);
p.serve as a forum for exchange of information for the Parties in relation to the Licensed Products, or any activities undertaken by or on behalf of either Party under this Agreement, including updates regarding activities performed by subcontractors as described in Section 2.3 (Subcontractors), LP Development Reports, as described in Section 4.2.4 (Licensed Products Development Reports), LP Commercialization Reports, as described in Section 6.3 (Licensed Products Commercialization Reporting), reports regarding Co-Funded Medical Affairs Activities, as described in Section 7.2 (Medical Affairs Reports), and notices and Regulatory Submissions, as described in Section 5.4 (Neurocrine Obligations);
q.review and discuss any Third Parties engaged by Neurocrine for the Manufacture or performance of Clinical Trials of Profit-Share Products, as described in Section 2.3 (Subcontractors);
r.review and discuss an appropriate allocation of or adjustment to Patent Costs for any Profit-Share Product, including convening emergency meetings of the JSC in the event that a Party anticipates the need to incur extraordinary Patent Costs relating to the Takeda Patent Rights or Program Patent Rights, in each case, with respect to any Profit-Share Product;
s.attempt to resolve any disputes on matters within the JSC’s authority on an informal basis and in good faith prior to the institution of escalation or other formal dispute resolution mechanisms hereunder; and
t.perform such other functions expressly allocated to the JSC in this Agreement or by the written agreement of the Parties.
8.2.4.JSC Meetings. The JSC will meet at least semi-annually unless the Parties mutually agree in writing to a different frequency. No later than [***] prior to any meeting of the JSC (or such shorter time period as the Parties may agree), the Alliance Managers will prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference, or in person) by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the Alliance Managers to provide the members of the JSC, no later than [***] prior to the special meeting, with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. In addition to any items set forth on the agenda for a meeting of the JSC, at each meeting of the JSC, Neurocrine will provide an update on all activities performed by or on behalf of Neurocrine in connection with the Exploitation of the Licensed Products since the last meeting of the JSC, and evaluate the activities performed against all relevant plans. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least one meeting per Calendar Year will be in person unless the Parties agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by each Party. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least one representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating in such meeting. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within [***] after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within [***] of receipt.
8.3.Decisions of the JSC. The JSC has the authority (a) for matters specifically delegated to it or expressly specified in this Agreement and (b) with respect to any other matter agreed to by the Parties in writing. For clarity, the JSC will not have any power to amend, modify, or waive compliance with this Agreement. The JSC has no other authority under this Agreement than what is expressly granted under this Agreement. The JSC will use good faith, commercially reasonable efforts in compliance with this Section 8.3 (Decisions of the JSC) to promptly resolve any such matter for which it has authority. If the JSC is unable to reach consensus with respect to any such matter for which it is responsible within [***] after a Party affirmatively states to the other Party that a decision needs to be made, then such matter will be subject to Section 8.4 (Resolution of JSC Disputes).
8.4.Resolution of JSC Disputes.
8.4.1.Referral to Executive Officers. Either Party may make an election under Section 8.3 (Decisions of the JSC) to refer a matter as to which the JSC cannot reach a consensus decision to the Executive Officers, following which the JSC will promptly submit in writing the respective positions of the Parties to their respective Executive Officers. Such Executive Officers will use good faith efforts, in compliance with this Section 8.4.1 (Referral to Executive Officers), to resolve promptly such matter within [***] after the JSC’s submission of such matter to such Executive Officers, which good faith efforts will include at least one in-person or telephonic meeting between such Executive Officers within such [***] period. If the Executive Officers are unable to reach agreement on any such matter that relates to the approval of a budget within such [***], then the Parties will refer such matter to the Chief Financial Officer for Neurocrine and the President, Research & Development for Takeda (together, the “Budget Dispute Officers”). Such Budget Dispute Officers will use good faith efforts to resolve promptly such matter within [***] after the referral to them of such matter, which good faith efforts will include at least [***].
8.4.2.Final Decision-Making Authority. If the Executive Officers and, if applicable, the Budget Dispute Officers are unable to reach agreement on any such matter referred to them under Section 8.4.1 (Referral to Executive Officers) within the applicable [***] period, then:
a.No Decision. Neither Party will have final decision-making authority on the approval of [***].
b.No Decision; Neurocrine Right to Proceed. Neither Party will have final decision-making authority on the following matters if the Executive Officers and,

if applicable, Budget Dispute Officers are unable to reach unanimous agreement on any such matter, and no changes will be adopted with respect to any of the following matters, unless and until the Parties agree, provided that Neurocrine will have certain rights to proceed to the extent described below:
[***].
c.Neurocrine Final Decision-Making Authority. Neurocrine will have final decision-making authority with respect to all other matters not specified in Section 8.4.2(a) (No Decision) or 8.4.2(b) (No Decision; Neurocrine Right to Proceed), including with respect to (a) [***], and (b) [***].
8.4.3.Limitations on Decisions. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, no exercise of a Party’s decision-making authority on any such matters may, without the other Party’s prior written consent, (a) result in an increase in the other Party’s or its Affiliates’ obligations (other than payment obligations to the extent provided in this Section 8.4 (Resolution of JSC Disputes)) under this Agreement or the Co-Funded Development Plan, Co-Funded Commercialization Plan, or Co-Funded Medical Affairs Plan, (b) impose any requirements that the other Party take or decline to take any action that would result in a violation of any Law, ethical requirement, or any agreement with any Third Party (including any In-License) or the infringement of intellectual property rights of any Third Party, or (c) otherwise conflict with, or constitute a modification of or waiver under, this Agreement.
8.4.4.Good Faith. In conducting themselves on committees, and in exercising their rights under this Section 8.4 (Resolution of JSC Disputes), all representatives of both Parties will consider diligently, reasonably, and in good faith all input received from the other Party, and will use reasonable efforts to reach consensus on all matters before them. In exercising any decision-making authority granted to it under this Section 8.4 (Resolution of JSC Disputes), each Party will act based on its reasonable and good faith judgment taking into consideration Neurocrine’s obligations to use Commercially Reasonable Efforts with respect to Exploitation of the Licensed Products as set forth in this Agreement.
8.5.JSC Termination. Notwithstanding any Section in this Article 8 (Governance) governing the disbandment of the JSC, at any time following the Execution Date, Takeda will have the right, upon written notice to Neurocrine, to disband and no longer participate in the JSC. After the termination of the JSC under this Article 8 (Governance), the JSC will have no further obligations under this Agreement, and thereafter each Party will designate a contact person for the exchange of information under this Agreement or such exchange of information will be made through the Alliance Managers, and decisions of the disbanded JSC will be decisions as between the Parties, subject to the other terms and conditions of this Agreement.
9.PAYMENTS
9.1.Upfront Payment. Within 5 Business Days after the Effective Date, in consideration of the licenses granted to Neurocrine hereunder, Neurocrine will pay to Takeda a non-refundable, non-creditable upfront payment in the amount of $120,000,000 (minus the $[***] Earnest Money

Deposit already paid by Neurocrine to Takeda[***]) via wire transfer of immediately available funds in accordance with the instructions attached hereto as Schedule 9.4.1 (Wire Instructions).
9.2.Payments for the Licensed Assets and Licensed Products.
9.2.1.Profit and Loss Share.
a.Profit and Loss Share before Takeda’s Phase I Opt-Out. Unless and until Takeda exercises the Phase I Opt-Out Right with respect to a Phase I Asset in accordance with Section 3.1 (Takeda’s Phase I Asset Opt-Out Right), on a Phase I Profit-Share Product-by-Phase I Profit-Share Product basis, Takeda and Neurocrine will share the Operating Profits or Losses for each Phase I Profit-Share Product as follows: Neurocrine will bear (and be entitled to) 50%, and Takeda will bear (and be entitled to) 50%, of such Operating Profits or Losses. Schedule 9.2.1 (Profit and Loss Share) sets forth the procedures for quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters.
b.Expenses after Takeda’s Phase I Opt-Out. If Takeda exercises the Phase I Opt-Out Right with respect to a Phase I Asset in accordance with Section 3.1 (Takeda’s Phase I Asset Opt-Out Right), then, starting from the applicable Phase I Opt-Out Date, except for the [***] Neurocrine will bear all costs and expenses incurred by or on behalf of Neurocrine and its Affiliates in connection with the Exploitation of such Phase I Royalty Product.
c.Expenses before Takeda’s Phase II Asset Opt-In. Prior to the Phase II Opt-In Date, Neurocrine will bear all costs and expenses incurred by or on behalf of Neurocrine and its Affiliates in connection with the Exploitation of such Phase II Royalty Product (including all costs and expenses incurred by or on behalf of Takeda and its Affiliates in connection with the Development and Manufacture of such Phase II Royalty Product that are required to be reimbursed by Neurocrine in accordance with Section 4.2.3(d) (Reimbursement for Phase II Ongoing Trials)), other than [***]; provided that if Takeda exercises the Phase II Opt-In Right, then [***].
d.Profit and Loss Share after Takeda’s Phase II Opt-In. If Takeda exercises the Phase II Opt-In Right in accordance with Section 3.2 (Takeda’s Phase II Asset Opt-In Right), then, (a) [***] (b) starting from the Phase II Opt-In Date, Takeda and Neurocrine will share the Operating Profits or Losses for the Phase II Profit-Share Product as follows: Neurocrine will bear (and be entitled to) 50% and Takeda will bear (and be entitled to) 50% of the Operating Profits or Losses for the Phase II Profit-Share Product.
e.Disagreements Regarding Costs and Expenses due to Breach. The Parties will discuss in good faith any disagreement regarding whether or not any FTE Costs or Out-of-Pocket Costs shared by the Parties pursuant to this Section 9.2.1 (Profit and Loss Share) were caused by a performing Party’s or its Affiliates’ breach under this Agreement. If a Party believes that any such costs were incurred by the performing Party as a result of a breach of this Agreement by such Party, then [***].
9.2.2.Royalty-Bearing Product Milestone Payments.
a.Royalty-Bearing Product Development Milestones. Subject to this Section 9.2.2(a) (Royalty-Bearing Product Development Milestones), Neurocrine will make [***] milestone payments (each, an “RBP Development Milestone Payment”) on a Royalty-Bearing Product-by-Royalty-Bearing Product basis to Takeda upon the first achievement by Neurocrine or its Affiliates or Sublicensees of each of the development milestone events set forth in Table 9.2.2(a) (Royalty-Bearing Product Development Milestones) below (each, an “RBP Development Milestone Event”) for each Royalty-Bearing Product to achieve the applicable RBP Development Milestone Event. Neurocrine will notify Takeda in writing of the achievement of an RBP Development Milestone Event by Neurocrine or its Affiliates or Sublicensees no later than [***] after the achievement thereof. Thereafter, Takeda will provide Neurocrine with an invoice for the corresponding RBP Development Milestone Payment, and Neurocrine will pay to Takeda such RBP Development Milestone Payment no later than [***] after its receipt of an invoice for such RBP Development Milestone Payment.

Table 9.2.2(a) – Royalty-Bearing Product Development Milestones
RBP Development Milestone Event	Phase II Royalty Product Milestone Payment	Phase I Royalty Product Milestone Payment	Phase Ib Product Milestone Payment	Nonclinical Asset Milestone Payment
(1) [***]	-	-	-	$[***]
(2) [***]	-	-	-	$[***]
(3) [***]	$[***]	$[***]	$[***]	$[***]
(4) [***]	$[***]	$[***]	$[***]	$[***]
For clarity, for a particular Royalty-Bearing Product, Milestone #1 will be deemed achieved and payable, if not already achieved, upon achievement of any of Milestone #2 or Milestone #3 for such Royalty-Bearing Product; Milestone #2 will be deemed achieved and payable, if not already achieved, upon achievement of Milestone #3 or Milestone #4; and Milestone #3 will be deemed achieved and payable, if not already achieved, upon achievement of Milestone #4. [***].
b.Royalty-Bearing Product Commercial Milestones. Subject to this Section 9.2.2(b) (Royalty-Bearing Product Commercial Milestones), on a Licensed Asset-by-Licensed Asset basis, Neurocrine will make [***] commercial milestone payments (each, an “RBP Commercial Milestone Payment” and together with the RBP Development Milestone Payments, the “RBP Milestone Payments”) to Takeda upon the achievement by Neurocrine or its Affiliates or Sublicensees of each of the sales-based milestones events set forth in Table 9.2.2(b) (Royalty-Bearing Product Commercial Milestones) below (each, an “RBP Commercial Milestone Event” and together with the RBP Development Milestone Events, the “RBP Milestone Events”) with respect to the worldwide aggregate RBP Annual Net Sales of all Royalty-Bearing Products that contain the same Licensed Asset, provided that Net Sales of any Royalty-Bearing Product in any country will not be included after the Royalty Term for such Royalty-Bearing Product and country has ended. Neurocrine will notify Takeda in writing of the achievement of a RBP Commercial Milestone Event by Neurocrine or its Affiliates or Sublicensees no later than [***] after the end of the Calendar Quarter in which such RBP Commercial Milestone Payment is payable pursuant to the preceding sentence. Thereafter, Takeda will provide Neurocrine with an invoice for the corresponding RBP Commercial Milestone Payment, and Neurocrine will pay to Takeda such RBP Commercial Milestone Payment no later than [***] after receipt of the applicable invoice from Takeda. If, during any Calendar Quarter, Neurocrine or its Affiliates or Sublicensees achieves more than one RBP Commercial Milestone Events, then Neurocrine will make payment with respect to both such achieved RBP Commercial Milestone Events according to the foregoing payment timeline in such Calendar Quarter.

Table 9.2.2(b) – Royalty-Bearing Product Commercial Milestones
RBP Commercial Milestone Event	RBP Commercial Milestone Payment
First Calendar Year in which aggregate RBP Annual Net Sales in the Territory of all Royalty-Bearing Products that contain the same Licensed Asset exceed $[***]	$[***]
First Calendar Year in which aggregate RBP Annual Net Sales in the Territory of each Royalty-Bearing Product that contain the same Licensed Asset exceed $[***]	$[***]
First Calendar Year in which aggregate RBP Annual Net Sales in the Territory of each Royalty-Bearing Product that contain the same Licensed Asset exceed $[***]	$[***]
9.2.3.Royalty-Bearing Product Royalties. Until the expiration of the Royalty Term for each Royalty-Bearing Product in each country in the Territory and subject to the provisions of Section 9.2.4 (Royalty Reductions), Neurocrine will pay to Takeda royalties in the amount of (a) the marginal Royalty Rates set forth in Table 9.2.3(a) (Royalty-Bearing Product Royalty Payments (US)) below, based on the aggregate Net Sales resulting from the sale of all Royalty-Bearing Products that contain the same Licensed Asset in the United States during each Calendar Year until the expiration of the applicable Royalty Term (for each Royalty-Bearing Product, the “RBP Annual US Net Sales,” and such payments, “RBP US Royalties”), and (b) the marginal Royalty Rates set forth in Table 9.2.3(b) (Royalty-Bearing Product Royalty Payments (Ex-US)) below, based on the aggregate Net Sales resulting from the sale of all Royalty-Bearing Products that contain the same Licensed Asset in the Territory other than in the United States during each Calendar Year until the expiration of the applicable Royalty Term (for each Royalty-Bearing Product, the “RBP Annual Ex-US Net Sales,” and such payments, “RBP Ex-US Royalties”).

TABLE 9.2.3(a) –Royalty-Bearing Products Royalty Payments (US)
RBP Annual US Net Sales	Phase II Royalty Product Marginal Royalty Rate (% of RBP Annual US Net Sales)	Phase I Royalty Product or Phase Ib Product Marginal Royalty Rate (% of RBP Annual US Net Sales)	Nonclinical Asset Marginal Royalty Rate (% of RBP Annual US Net Sales)
The portion of RBP Annual US Net Sales less than $[***]	[***]%	[***]%	[***]%
The portion of RBP Annual US Net Sales greater than or equal to $[***] and less than $[***]	[***]%	[***]%	[***]%
[The portion of RBP Annual US Net Sales greater than or equal to $[***] and less than $[***]	[***]%	[***]%	[***]%
[The portion of RBP Annual US Net Sales greater than or equal to $[***]	[***]%	[***]%	[***]%

TABLE 9.2.3(b) – Royalty-Bearing Products Royalty Payments (Ex-US)
RBP Annual Ex-US Net Sales	Phase II Royalty Product Marginal Royalty Rate (% of RBP Annual Ex-US Net Sales)	Phase I Royalty Product or Phase Ib Product Marginal Royalty Rate (% of RBP Annual Ex-US Net Sales)	Nonclinical Asset Marginal Royalty Rate (% of RBP Annual Ex-US Net Sales)
The portion of RBP Annual Ex-US Net Sales less than $[***]	[***]%	[***]%	[***]%
The portion of RBP Annual Ex-US Net Sales greater than or equal to $[***] and less than $[***]	[***]%	[***]%	[***]%
The portion of RBP Annual Ex-US Net Sales greater than or equal to $[***] and less than $[***]	[***]%	[***]%	[***]%
The portion of RBP Annual Ex-US Net Sales greater than or equal to $[***]	[***]%	[***]%	[***]%
9.2.4.[***]
9.3.Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified in this Agreement, within [***] after the end of each Calendar Quarter each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Calendar Quarter. The owing Party will pay any undisputed amounts within [***] after receipt of the invoice, and will pay any disputed amounts owed by such Party within [***] of resolution of the Dispute.
9.4.Payment Terms.
9.4.1.Manner of Payment. All payments to be made between the Parties under this Agreement will be made in Dollars and may be paid by wire transfer in immediately available funds in accordance with the instructions attached hereto as Schedule 9.4.1 (Wire Instructions).
9.4.2.Reports and Royalty Payments. Commencing upon the First Commercial Sale of a Royalty-Bearing Product and continuing for as long as the RBP Royalties are due under Section 9.2.3 (Royalty-Bearing Product Royalties), Neurocrine will deliver to Takeda (a) within [***] after the end of a Calendar Quarter, a written preliminary report setting forth [***] (b) within [***] after the end of each Calendar Quarter, a written report setting forth [***] (each, a “Royalty Report”). Upon receipt of such Royalty Report, Takeda will issue an invoice to Neurocrine for the amount of the royalties set forth in such Royalty Report, which invoice will specify the amount of the RBP Royalties that should be made to Takeda. Neurocrine will pay all RBP Royalties for a Calendar Quarter set forth in any such invoice within [***] after receipt of such invoice.
9.4.3.Records and Audits. Neurocrine will keep complete, true, and accurate books and records in accordance with the applicable Accounting Standards in relation to this Agreement, including in relation to all Operating Profits or Losses, Net Sales, Sublicense Revenue, and the RBP Royalties. Neurocrine will keep such books and records for three years following the Calendar Year to which they pertain. Takeda may, upon written request, cause an internationally-recognized independent accounting firm (the “Auditor”) that is reasonably acceptable to Neurocrine to inspect the relevant records of Neurocrine and its Affiliates to verify the payments made by Neurocrine and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor will execute an undertaking acceptable to Neurocrine by which the Auditor agrees to keep confidential all information reviewed during the audit. Neurocrine and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Takeda. The Auditor will review the records solely to verify the accuracy of Neurocrine’s Operating Profits or Losses, Net Sales, and the RBP Royalties, and compliance with the financial terms of this Agreement. Such inspection right will not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, Takeda will only be entitled to audit the books and records of Neurocrine from the three Calendar Years prior to the Calendar Year in which the audit request is made. Takeda agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order. The Auditor will provide its audit report and basis for any determination to Neurocrine at the time such report is provided to Takeda. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Neurocrine, the underpaid or overpaid amount will be settled promptly. Takeda will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, however, that in the event of an underpayment of more than [***]% of the total payments due hereunder for the audited period, then the fees and expenses charged by the Auditor will be paid Neurocrine.
9.4.4.Currency Exchange. All amounts due to either Party hereunder will be expressed in Dollars. The rate of exchange to be used in computing the amount of currency equivalent in Dollars owed to a Party under this Agreement will be the exchange rate used by such

Party in its financial reporting in accordance with its Accounting Standards, which exchange rate as used by Neurocrine will be discussed at the JSC.
9.4.5.Taxes.
a.Indirect Taxes. Notwithstanding anything to the contrary in this Agreement, Takeda will be responsible for any value added, VAT or other similar tax that is imposed with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement. Neurocrine shall be entitled to offset any such taxes borne by it from amounts otherwise owed to Takeda under this Agreement.
b.Withholding Taxes. The amounts payable pursuant to this Agreement (“Payments”) will not be reduced on account of any Taxes unless required by applicable Law. Neurocrine will deduct and withhold from the Payments made to Takeda any Taxes that it is required by applicable Law to deduct or withhold, (“Withholding Taxes”), and any such amounts deducted or withheld by Neurocrine will be treated as having been paid to Takeda for purposes of this Agreement. Any such Withholding Taxes will be an expense of and borne by Takeda. If any such Withholding Tax is assessed against, or paid (but in each case not withheld) by Neurocrine, then Takeda will pay the relevant amount of such Withholding Tax to Neurocrine. In the event that a Governmental Authority retroactively determines that a payment made by Neurocrine to Takeda under this Agreement should have been subject to Withholding Taxes (or to additional Withholding Taxes), and Neurocrine remits such Withholding Taxes to the Governmental Authority, including any interest and penalties that may be imposed thereon, at the option of Neurocrine, then Takeda will pay the relevant amount of any Withholding Tax (including any interest and penalties thereon) to Neurocrine. Notwithstanding the foregoing, if Takeda is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable Withholding Tax, then it may deliver to Neurocrine or the appropriate Governmental Authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Neurocrine of its obligation to withhold tax. If Takeda timely delivers to Neurocrine a validly executed form establishing a reduced rate or exemption from withholding, Neurocrine shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that Neurocrine is in receipt of evidence, in a form reasonably satisfactory to Neurocrine, for example Takeda’s delivery of all applicable documentation at least two weeks prior to the time that the Payments are due. If, in accordance with the foregoing, Neurocrine withholds any amount, then it will pay to Takeda the balance when due, make timely payment (or cause its agent to make timely payment) to the proper taxing authority of the withheld amount, and send Takeda proof of such payment within [***] following that payment. On or before the Effective Date, Takeda shall deliver to Neurocrine a properly completed Internal Revenue Service (“IRS”) Form W-8BEN-E or other applicable IRS Form W-8.
c.Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Law, of Withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such Withholding Tax or VAT.
d.No Other Reductions. Except as provided in this Section 9.4 (Payment Terms) and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any Taxes, unless required by applicable Law.
e.Tax Exemptions and Credits. The Parties will reasonably cooperate with each other in seeking any tax exemption or credits that may be available with respect to any Licensed Product, including the tax credit available under Section 45C of the Code by reason of a Party’s research and Development expenditures contributing to the Licensed Product being granted orphan drug status by the FDA, or equivalent Law of any other country.
f.Withholding Reimbursement. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that if either Party redomiciles, or assigns or sublicenses its rights or obligations under this Agreement (including an assignment of this Agreement as permitted under Section 16.1 (Assignment) of this Agreement), and such action leads to the imposition of withholding Tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then such Party will increase such payment by the amount necessary to ensure that the other Party receives an amount equal to the amount it would have received had no such action occurred.
9.4.6.Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.
9.4.7.Interest Due. Each paying Party will pay the other Party interest on any undisputed payments that are not paid on or before the date such payments are due under this Agreement at the [***].
10.CONFIDENTIALITY AND PUBLICATION
10.1.Nondisclosure and Non-Use Obligations.
10.1.1.Confidential Information. All Confidential Information disclosed by one Party to the other Party under this Agreement will, during the Term and for a period of [***] thereafter, be maintained in confidence by the receiving Party and will not be disclosed to a Third Party or used for any purpose except to exercise its licenses and other rights, to perform its obligations, or as otherwise set forth herein, without the prior written consent of the disclosing Party. The existence and terms of this Agreement are the Confidential

Information of each Party, and each Party will be deemed a receiving Party with respect thereto. Unpublished patent applications or Know-How solely owned by a Party are such Party’s Confidential Information, and Patent Rights and Know-How jointly owned by the Parties will be deemed both Parties’ Confidential Information, in each case, regardless of which Party is the disclosing Party. All information exchanged between the Parties regarding the Prosecution and Maintenance, defense, and enforcement of the Patent Rights under Article 13 (Intellectual Property) will be the Confidential Information of the prosecuting Party. All data, results, and reports pertaining to any Licensed Product (a) generated by Neurocrine under this Agreement will be the Confidential Information of Neurocrine and (b) generated by Takeda under this Agreement will be the Confidential Information of Takeda; provided that Takeda will maintain such data, results, and reports described in the foregoing clause (b) in confidence and not disclose them to any Third Party for so long as they remain Confidential Information of Takeda, except as permitted under Section 10.1.2 (Permitted Disclosures), Section 10.2 (Publication and Publicity), or Section 13.2.1(b) (Takeda’s Right). The Takeda Know-How will be the Confidential Information of Takeda. All information disclosed by a Party pursuant to that certain Confidentiality Agreement between the Parties dated January 31, 2020 is deemed the Confidential Information of such Party pursuant to this Agreement. During the Term, the receiving Party will use at least the same degree of care to protect the secrecy of the Confidential Information of the disclosing Party that it uses to prevent the disclosure of its own other confidential information of similar importance and in any event no less than a reasonable duty of care.
10.1.2.Permitted Disclosures. Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement to:
a.its Affiliates or, in the case of Neurocrine, actual or potential Sublicensees, and its and their respective employees, directors, agents, consultants, or advisors to the extent necessary for the potential or actual performance of its obligations or exercise of its licenses and other rights under this Agreement, in each case, who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms of this Section 10.1.2 (Permitted Disclosures);
b.Governmental Authorities or other Regulatory Authorities (i) in connection with regulatory filings for Licensed Products as permitted hereunder and (ii) in order to obtain Patent Rights or otherwise perform its obligations or exploit its rights with respect to any Patent Right under this Agreement to the extent permitted;
c.the extent, based on the advice of outside counsel, required by Law or any Governmental Authorities, including by the rules or regulations of the United States Securities and Exchange Commission (“SEC”) or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; and
d.with respect to the terms of this Agreement and, in the case of Neurocrine, all Takeda Technology or, in the case of Takeda, information, data, and results related to any Licensed Product or, after termination of this Agreement with respect to any Terminated Product, the Grantback IP, any actual or bona fide prospective acquirers, underwriters, investors, lenders, or other financing sources, in each case, who are under obligations of confidentiality and non-use with respect to such information that is no less stringent than the terms of this Section 10.1.2 (Permitted Disclosures) (except that the term of such obligations may be shorter, but no less than [***]).
10.1.3.Confidential Treatment.
a.Notwithstanding any provision to the contrary set forth in this Agreement, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.1.2(c) (Permitted Disclosure), then it will, to the extent not prohibited by applicable Law or judicial or administrative process, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take reasonable action to avoid any disclosure of Confidential Information of the other Party hereunder.
b.In addition, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) with the SEC or other Governmental Authorities. Each Party will be entitled to make such a required filing, provided that it initially files a redacted copy of this Agreement (or portions of this Agreement or an abstract of the terms of this Agreement) reviewed by each Party (“Redacted Agreement”) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time, in each case, pursuant to the following procedure. In the event of any such filing, each Party will (i) permit the other Party to review and comment upon a Redacted Agreement at least [***] in advance of its submission to the SEC or such other Governmental Authorities, (ii) cooperate in good faith with and reasonably consider and incorporate the other Party’s reasonable comments thereon to seek confidential treatment of the terms and conditions of this Agreement that such other Party requests to be kept confidential or otherwise afforded confidential treatment, to the extent consistent with the then-current legal requirements governing redaction of information from material agreements (as determined based on the advice of such Party’s outside counsel) that must be publicly filed in the applicable country, (iii) only disclose Confidential Information that counsel reasonably advises is legally required to be disclosed, (iv) promptly advise the other Party of any other substantive communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (v) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period upon the expiration thereof, where available, and (vi) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use Commercially Reasonable Efforts to reach a reasonable resolution in light of the redactions in the Redacted Agreement as originally filed and taking into account the then-current legal requirements governing redaction of information from material agreements that must be publicly filed, as determined based on the advice of such Party’s outside counsel, and, to the extent reasonably practicable, review with the other Party any changes to the redactions in the Redacted Agreement before making such changes; provided, however, that each Party will have the right to make any such filing or disclosure as it reasonably determines to make, based on the advice of outside counsel, under applicable Laws. Each Party will be responsible for its own legal and other external costs in connection with any such filing, registration, or notification.
10.2.Publication and Publicity.
10.2.1.Publication. Except for disclosures permitted in accordance with Section 10.1.2 (Permitted Disclosures), either Party wishing to make a publication or public presentation that contains the Confidential Information of the other Party or any Takeda Know-How will deliver to the other Party and the JSC a copy of the proposed written publication or presentation at least [***] prior to submission for publication or presentation. The reviewing Party, through the JSC, will have the right to (a) propose modifications to the publication or presentation for patent reasons or trade secret reasons or to remove Confidential Information of the reviewing Party or its Affiliates, and the publishing Party will remove all Confidential Information of the reviewing Party if requested by the reviewing Party and otherwise use good faith efforts to reflect such Party’s reasonable comments, or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay to enable the reviewing Party to file patent applications as permitted under Article 13 (Intellectual Property) protecting such Party’s right in such information, then the publishing Party will delay such submission or presentation for a period of [***] (or such shorter period as may be agreed by the Parties). With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials will be subject to review under this Section 10.2 (Publication and Publicity) to the extent that Takeda or Neurocrine, as the case may be, has the right and ability to do so (after using Commercially Reasonable Efforts to obtain such right and ability). All publications relating to any Licensed Product will be prepared, presented, and published in accordance with pharmaceutical industry accepted guidelines including: (i) International Committee of Medical Journal Editors (ICMJE) guidelines, (ii) Uniform Requirements for Manuscripts Submitted to Biomedical Journals: Writing and Editing for Biomedical Publication, (iii) Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines, and (iv) Principles on Conduct of Clinical Trials.
10.2.2.Publicity. Except as set forth in Section 10.1 (Nondisclosure and Non-Use Obligations), Section 10.2 (Publication and Publicity) or Section 10.2.3 (Press Release), the terms of this Agreement may not be disclosed by either Party. Neither Party will use the name, Trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement, its subject matter, or the activities of the Parties hereunder, in each case, without the prior express written permission of the other Party, except (a) as may be required by applicable Law (as determined based on the advice of outside counsel), including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in any country other than the United States or of any stock exchange or listing entity, provided that the Party making such disclosure or use of the name, Trademark, trade name, or logo of the other Party or its employees gives the other Party reasonable prior written notice of such disclosure and otherwise complies with Section 10.1.2 (Permitted Disclosures), or (b) as expressly permitted by the terms hereof.

10.2.3.Press Release. The Parties have agreed on the contents of an initial joint press release, in substantially the form attached hereto as Schedule 10.2.3 (Joint Press Release) or as otherwise agreed by the Parties, and which will be issued by the Parties promptly after the Effective Date. Following such initial press release, except as provided in Section 10.2.1 (Publicity) or this Section 10.2.3 (Press Release), neither Party will issue any press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld), except that a Party may (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party (so long as such information remains true and correct), and (b) issue a press release or public announcement as required by applicable Law (including a press release corresponding to any securities disclosure, such as pursuant to a Form 8K, or any earnings or financial press release), including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Article 10 (Confidentiality and Publication).
11.REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1.Mutual Representations and Warranties as of the Execution Date. Each Party represents and warrants to the other Party, as of the Execution Date, that:
11.1.1.such Party is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or formation;
11.1.2.such Party has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations under this Agreement;
11.1.3.all requisite corporate action on the part of such Party, its directors and stockholders required by applicable Law for the authorization, execution, and delivery by such Party of this Agreement, and the performance of all obligations of such Party under this Agreement, has been taken;
11.1.4.the execution, delivery, and performance of this Agreement, and compliance with the provisions of this Agreement, by such Party do not and will not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment, or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event that, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which such Party or any of its assets are bound, or (c) violate or conflict with any of the provisions of such Party’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws, or similar documents); and
11.1.5.no consent, approval, authorization, or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by such

Party in connection with the authorization, execution, and delivery by such Party of this Agreement, except as required pursuant to the HSR Act and any other applicable Antitrust Laws.
11.2.Representations and Warranties by Takeda. Takeda represents and warrants to Neurocrine, as of the Execution Date that:
11.2.1.Takeda Patent Rights. Schedule 11.2.1 (Takeda Patent Rights) sets forth a complete and accurate list of all Takeda Patent Rights issued or pending as of the Execution Date.
11.2.2.Takeda Technology. Except as otherwise set forth on Schedule 11.2.2 (Takeda Technology), Takeda has (a) legal or beneficial title and sole ownership of all Takeda Technology, free and clear of all mortgages, pledges, liens, encumbrances or claims of any kind, including claims by any Governmental Authority or academic or non-profit institution; and (b) authority to grant to Neurocrine and its Affiliates the licenses set forth in this Agreement under the Takeda Technology. Takeda is not a party to any agreement with a Third Party under which Takeda has obligations to such Third Party with respect to (i) the grant of a license to Neurocrine under any Takeda Technology or (ii) Neurocrine’s practice thereunder or Exploitation of Licensed Products.
11.2.3.Control. Takeda or its Affiliates Controls all Patent Rights and Know-How owned, invented or licensed by Takeda as of the Execution Date that are necessary or actually used as of the Execution Date to Exploit Licensed Products.
11.2.4.Ownership of Takeda Technology. With respect to any Takeda Technology owned or purported to be owned by Takeda, (a) to Takeda’s Knowledge, Takeda and its Affiliates have obtained from all employees and independent contractors who participated in the invention or authorship thereof, assignments of all ownership rights of such employees and independent contractors in such Takeda Technology, either pursuant to written agreement or by operation of Law; (b) except as otherwise set forth on Schedule 11.2.4 (Ownership of Takeda Technology), all of its employees, officers, contractors, and consultants have executed agreements or have existing obligations under applicable Law requiring assignment to Takeda or its Affiliate, as applicable, of all rights, title, and interests in and to inventions made during the course of and as the result of this Agreement; and (c) to Takeda’s Knowledge, no officer or employee of Takeda or its Affiliate is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Takeda Technology to any Third Party.
11.2.5.Validity and Enforceability. With respect to Takeda Patent Rights, there are no oppositions, nullity actions, interferences, inter partes reexaminations, inter partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or, to Takeda’s Knowledge, threatened in writing (but excluding office actions or similar communications issued by the United States Patent and Trademark Office or any analogous foreign Governmental Authority (collectively, “Patent Offices”) in the ordinary course of Prosecution and Maintenance of any patent application) that challenge the scope, validity, or enforceability of the Takeda Patent Rights owned or purported to be owned by Takeda. Takeda does not have Knowledge of any fact or circumstance that would cause Takeda to reasonably conclude that any of the Takeda Patent Rights is, or will be upon issuance, invalid or unenforceable.

11.2.6.Inventorship. To Takeda’s Knowledge, inventorship of each Takeda Patent Right is properly identified on each patent and patent application. Takeda has no Knowledge of any disputes with respect to inventorship of any Takeda Patent Rights.
11.2.7.Good Standing. All official fees, maintenance fees and annuities for any pending or issued Takeda Patent Rights have been paid when due, and all administrative procedures with Governmental Authorities have been completed for such Takeda Patent Rights such that such Patent Rights are subsisting and in good standing.
11.2.8.Duty of Disclosure. To Takeda’s Knowledge, all Takeda Patent Rights have been duly and properly filed and maintained and the inventors thereof and parties prosecuting such applications have complied in all material respects with their duty of candor and disclosure to the U.S. Patent and Trademark Office and other foreign patent offices in connection with such applications.
11.2.9.Disclosure to Neurocrine. To Takeda’s Knowledge, Takeda has disclosed to Neurocrine in writing (a) all information that is (i) known to any individual associated with the filing or prosecution (as defined in 37 C.F.R. § 1.56(c)) of the Takeda Patent Rights and (ii) material to patentability of the Takeda Patent Rights (as defined in 37 C.F.R. § 1.56(b)), or that would be considered material to patentability as defined in 37 C.F.R. § 1.56(b) but for an exception under 35 U.S.C. § 102(b), and (b) an indication to which Takeda Patent Rights each piece of such information relates.
11.2.10.Prior Art. To Takeda’s Knowledge, there is not any reference or prior art that would anticipate the issuance of any claim as pending as of the Execution Date in any Takeda Patent Rights.
11.2.11.Government Funding. No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any Takeda Patent Rights. No Person who was involved in, or who contributed to, the creation or development of any Takeda Patent Rights has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Takeda’s rights in the Takeda Patent Rights.
11.2.12.No Claims. There are (a) no claims, judgments or settlements against or owed by Takeda or its Affiliates and (b) no pending or, to Takeda’s Knowledge, threatened claims or litigation, in each case ((a) and (b)), related to the Takeda Technology or the Licensed Assets.
11.2.13.Notice of Infringement or Misappropriation. Neither Takeda nor its Affiliates have received any written notice or, to Takeda’s Knowledge, threat in writing from any Third Party asserting or alleging that any Development or Manufacture of the Licensed Assets by Takeda or its Affiliates prior to the Execution Date infringed or misappropriated any intellectual property rights of such Third Party.
11.2.14.No Conflicts. Takeda has not entered into any agreement with any Third Party that is in conflict with the rights granted to Neurocrine under this Agreement, and has not taken any action that would prevent it from granting the rights granted to Neurocrine under this Agreement, or that would otherwise materially conflict with or adversely affect Neurocrine’s rights under this Agreement.

11.2.15.Third Party Technology. To Takeda’s Knowledge (a) the Development, Manufacture and Commercialization of Licensed Assets and Licensed Products in the form such Licensed Assets and Licensed Products exist as of the Effective Date does not and will not infringe any issued patents of a Third Party, (b) Takeda has disclosed to Neurocrine any pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by any such activities, and (c) except for those disclosed by Takeda as described in clause (b), there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by any such activities.
11.2.16.Third Party Infringement. To Takeda’s Knowledge, no Third Party is infringing or has infringed any Takeda Patent Rights or has misappropriated any Takeda Know-How.
11.2.17.Compliance with Laws. Takeda and its Affiliates have conducted the Exploitation of the Licensed Assets in material compliance with all applicable Laws, including as applicable GLP, GCP, and cGMP and any applicable anti-corruption or anti-bribery laws or regulations of any Governmental Authority with jurisdiction over such Exploitation. Takeda and its Affiliates did not use in any capacity in connection with the Exploitation of any Licensed Asset any Person that had been debarred pursuant to Section 306 of the FD&C Act, as amended, or that was the subject of a conviction described in such section.
11.2.18.Regulatory Submissions and Study Reports. Takeda or its Affiliates Control all Regulatory Submissions in the Territory related to the Licensed Assets, and to Takeda’s Knowledge, Takeda or its Affiliates Control all study reports and underlying data from the Phase II Ongoing Activities or any other Clinical Trials of any Licensed Asset conducted before the Effective Date.
11.2.19.No Fraudulent Statements. Neither Takeda nor its Affiliates, nor, to Takeda’s Knowledge, any of its or their respective directors, officers, employees or agents has (a) committed an act, (b) made a statement or (c) failed to act or make statement, in any case ((a), (b) or (c)), that (i) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development and Manufacture of any Licensed Asset or Licensed Product or (y) could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to the Development and Manufacture of any Licensed Asset or Licensed Product.
11.2.20.Disclosure. Takeda has not withheld material information related to the Takeda Technology, Licensed Assets, or Licensed Products, in each case, that was requested by Neurocrine in writing.
11.3.Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, MATERIALS, COMPOUND, PRODUCT, LICENSED ASSET, LICENSED PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL

IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE EXPLOITATION OF ANY LICENSED ASSET OR LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.
11.4.Certain Covenants.
11.4.1.Compliance. Neurocrine and its Affiliates or Sublicensees will conduct the Exploitation of the Licensed Products in a good scientific manner [***] in accordance with all applicable Laws, including, as applicable, GLP, GCP, and cGMP or regulations of any Governmental Authority with jurisdiction over the activities performed by or on behalf of Neurocrine or its Affiliates or Sublicensees in furtherance of such obligations. In addition, if Neurocrine is or becomes subject to a legal obligation to a Governmental Authority (such as a corporate integrity agreement or settlement agreement with a Governmental Authority), then Takeda will perform such activities as may be reasonably requested by Neurocrine to enable Neurocrine to comply with its legal obligation to such Governmental Authority with respect to the Licensed Products. Before entering into a sublicense agreement with any potential Sublicensee, Neurocrine will conduct appropriate due diligence regarding such potential Sublicensee’s compliance programs to assess the Sublicensee’s ability to comply with the requirements of this provision and will not grant rights to any potential Sublicensee that Neurocrine reasonably determines does not have a compliance program sufficient to ensure such potential Sublicensee’s compliance with this provision.
11.4.2.No Debarment. Neurocrine will not use and will not permit its Affiliates or Sublicensees to use, in any capacity in connection with the performance of its obligations under this Agreement, any Person that has been debarred pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section. Neurocrine agrees to inform Takeda in writing immediately if it or any Person that is performing activities under this Agreement is debarred or is subject to debarment or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation, or legal or administrative proceeding (a) has been filed and is pending or (b) is threatened in writing relating to the debarment or conviction of Neurocrine or, to Neurocrine’s knowledge, any Person or entity used in any capacity by Neurocrine or any of its Affiliates with respect to this Agreement or the performance of its other obligations under this Agreement. Neurocrine will use commercially reasonable efforts to include in any agreement with any Person or entity used in any capacity by Neurocrine or any of its Affiliates with respect to this Agreement or the performance of its other obligations under this Agreement an obligation to provide notice to Neurocrine of the matters described in this Section 11.4.2 (No Debarment).
11.4.3.Control. Takeda or its Affiliates will retain Control during the Term of all Patent Rights and Know-How owned by Takeda or its Affiliates as of the Effective Date that are (a) necessary to Exploit any Licensed Products (excluding any active pharmaceutical ingredient therein that is not a Licensed Asset) in the Field in the Territory or (b) reasonably useful to Exploit one or more Licensed Products in the Field in the Territory, but, in the case of this clause (b), excluding any Patent Rights or Know-How that were not practiced or used by Takeda or its Affiliates in connection with the Exploitation of the applicable Licensed Products as of the Effective Date and (i) that Covers (in the case of Patent Rights) or relates to (in the case of Know-How) manufacturing, formulation or other technology that is generally applicable to other products, as well as one or more Licensed Products, or (ii) to the extent related to any active pharmaceutical ingredient Controlled by Takeda or any of its Affiliates that is not a Licensed Asset.
11.4.4.Domain Names. Within [***] after the Effective Date, Takeda will provide to Neurocrine all login and password information necessary to access and maintain the domain names related to the Phase II Asset as set forth on Schedule 11.4.4 (Domain Names).
11.4.5.No Conflicts. Takeda will not enter into any agreement with any Third Party that is in conflict with the rights granted to Neurocrine under this Agreement and will not take any action that would prevent it from granting the rights granted to Neurocrine under this Agreement or that would otherwise materially conflict with or adversely affect the rights granted to Neurocrine under this Agreement.
11.4.6.Assignment. Upon Neurocrine’s request, Takeda or its Affiliates will obtain, unless impracticable, from each employee and independent contractor who participated in the invention or authorship of any Takeda Technology, assignments of all ownership rights of such employees and independent contractors in such Takeda Technology pursuant to written agreement.
12.INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE
12.1.Indemnification by Takeda. Takeda will indemnify, hold harmless, and defend Neurocrine, its Affiliates, and their respective directors, officers, employees, and agents (“Neurocrine Indemnitees”) from and against any and all losses, liabilities, damages, costs, taxes (including penalties and interest) fees, and expenses (including reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”) resulting from any claims, suits, proceedings or causes of action brought by a Third Party (collectively, “Claims”) against such Neurocrine Indemnitees to the extent arising out of or resulting from:
12.1.1.any breach of, or inaccuracy in, any representation or warranty made by Takeda in this Agreement, or any breach or violation of any covenant or agreement of Takeda in this Agreement,
12.1.2.the negligence or willful misconduct by or of Takeda or any of its Affiliates, or any of their respective directors, officers, employees, or agents in the performance of Takeda’s obligations or exercise of its rights under this Agreement, or
12.1.3.the Exploitation of any Licensed Product prior to the Effective Date or of any Terminated Product, in each case, by or on behalf of Takeda or any of its Affiliates, or the conduct of the Phase II Ongoing Activities.
Notwithstanding the foregoing, Takeda will have no obligation to indemnify the Neurocrine Indemnitees to the extent that the Losses arise out of or result from matters described under Section 12.2.1 or 12.2.2 (Indemnification by Neurocrine).

12.2.Indemnification by Neurocrine. Neurocrine will indemnify, hold harmless, and defend Takeda, its Affiliates and licensees and their respective directors, officers, employees, and agents (“Takeda Indemnitees”) from and against any and all Losses resulting from any Claims against such Takeda Indemnitees to the extent arising out of or resulting from:
12.2.1.any breach of, or inaccuracy in, any representation or warranty made by Neurocrine in this Agreement, or any breach or violation of any covenant or agreement of Neurocrine in this Agreement,
12.2.2.the negligence or willful misconduct by or of Neurocrine or any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees, or agents in the performance of Neurocrine’s obligations or exercise of its rights under this Agreement,
12.2.3.the Exploitation of any Royalty-Bearing Product by or on behalf of Neurocrine or any of its Affiliates or Sublicensees, including the infringement of any Third Party Patent Right in the course of such Exploitation, and
12.2.4.any action or failure to act [***] (a “Safety or Recall Response Event”).
Notwithstanding the foregoing, Neurocrine will have no obligation to indemnify the Takeda Indemnitees to the extent that the Losses arise out of or result from matters described under Section 12.1.1 or 12.1.2 (Indemnification by Takeda).
12.3.Third Party Losses for Profit-Share Products. Any Losses arising out of Claims arising from the Exploitation of any Profit-Share Product will initially be borne by Neurocrine, other than Losses arising out of (a) any breach of, or inaccuracy in, any representation or warranty made by a Party in this Agreement, or any breach or violation of any covenant or agreement of a Party in this Agreement, (b) the negligence or willful misconduct by or of a Party or any of its respective Affiliates or (in the case of Neurocrine) Sublicensees, or any of their respective directors, officers, employees, or agents in the performance of such Party’s obligations or exercise of its rights under this Agreement, or (c) any Safety or Recall Response Event, and Takeda will reimburse its 50% share of such Losses within [***] after receipt of invoice therefor from Neurocrine. Each Party will notify the other Party in writing promptly upon being notified of or having knowledge of any claim by a Third Party arising from the Exploitation of any Profit-Share Product. Neurocrine will defend the Takeda Indemnitees from any Claims described in this Section 12.3 (Third Party Losses for Profit-Share Products) pursuant to Section 12.4 (Indemnification Procedure). Notwithstanding the foregoing, if either Party believes that any Losses arising out of Claims arising from the Exploitation of any Profit-Share Products should only be borne by one Party and not shared equally by the Parties because they are Losses described in the parenthetical of the first sentence of this Section 12.3 (Third Party Losses for Profit-Share Products), then [***].
12.4.Indemnification Procedure.
12.4.1.Notice. The Party entitled to indemnification under this Article 12 (Indemnification; Limitation of Liability; Insurance) (an “Indemnified Party”) will notify the Party responsible for such indemnification (the “Indemnifying Party”) in writing promptly upon being notified of or having knowledge of any claim or claims asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided that the failure to give such notice will not relieve the Indemnifying

Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party.
12.4.2.Indemnifying Party’s Right to Defend. The Indemnifying Party will have the right to defend, at its sole cost and expense, any such claim by all appropriate proceedings; provided that the Indemnifying Party may not enter into any compromise or settlement unless (a) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof the giving by each claimant or plaintiff of the Indemnified Party a release from all liability in respect of such claim; or (b) the Indemnified Party consents to such compromise or settlement, which consent will not be unreasonably withheld unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion).
12.4.3.Indemnified Party’s Right to Defend. If the Indemnifying Party does not elect to assume control of the defense of a claim, then the Indemnified Party will have the right, at the expense of the Indemnifying Party, upon at least [***]’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party); provided that the Indemnified Party will keep the Indemnifying Party apprised of all material developments with respect to such claim. The Indemnified Party may not enter into any compromise or settlement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.
12.4.4.Cooperation. The Indemnified Party will cooperate with the Indemnifying Party and may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 12.4 (Indemnification Procedure) and will bear its own costs and expenses with respect to such participation; provided that the Indemnifying Party will bear such costs and expenses if counsel for the Indemnifying Party reasonably determines that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.
12.5.Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOST PROFITS (OTHER THAN, TO THE EXTENT THAT THE PARTIES ARE SHARING PROFITS, IN THE FORM OF DIRECT DAMAGES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR DAMAGES THAT ARISE AS A RESULT OF (A) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) A BREACH OF ARTICLE 10 (CONFIDENTIALITY AND PUBLICATION), OR (C) INFRINGEMENT, MISAPPROPRIATION, OR OTHER VIOLATION OF ANY TAKEDA TECHNOLOGY OR GRANTBACK IP (AS APPLICABLE). NOTHING IN THIS SECTION 12.5 (LIMITATION OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

12.6.Insurance. Neurocrine will obtain and maintain insurance during the Term and for a period of at least [***] after the last commercial sale of any Licensed Product for any claims made policies, in an amount appropriate for its business and products of the type that are the subject of this Agreement and for its obligations under this Agreement. Specifically, Neurocrine will maintain (a) worker’s compensation insurance with statutory limits in compliance with the worker’s compensation laws of the state or states in which Neurocrine has employees in the United States (excluding Puerto Rico), (b) employer’s liability coverage with a minimum limit of $[***] per occurrence; provided that Neurocrine has employees in the United States (excluding Puerto Rico), (c) [***] with a minimum limit of $[***], and (d) [***] with a minimum limit of [***]. Beginning at least [***] prior to the Initiation of a Clinical Trial, Neurocrine will obtain and maintain clinical trial insurance (either separately or as part of the general or product liability insurance). Beginning at least [***] prior to the First Commercial Sale of Licensed Product, Neurocrine will obtain and maintain product liability insurance of $[***]. Upon request, Neurocrine will provide Takeda with evidence of the existence and maintenance of such insurance coverage. Neurocrine will notify Takeda [***] in advance of cancelation of any such insurance. All such insurances under this Section 12.6 (Insurance) will be provided by a company or companies licensed to do business in United States having a financial rating of not less than A- Viii in the most current edition of Best’s Key Rating Guide. Takeda will maintain, during the Term and for [***] thereafter, at its own expense, insurance or self-insurance, as reasonably necessary to cover its own product liability and its obligations under this Agreement.
13.INTELLECTUAL PROPERTY
13.1.Inventions.
13.1.1.Inventorship. Ownership of Program Know-How and Program Patent Rights will be determined in accordance with United States patent Laws for determining inventorship. The Parties will jointly own any and all Joint Program Technology. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party will be entitled to practice, license, assign, and otherwise practice under the Joint Program Technology without the duty of accounting or seeking consent from the other Party, and where consent is required, such consent is hereby given.
13.1.2.Disclosure. Each Party will promptly disclose to the other Party all invention disclosures or other similar documents relating to Program Know-How made by or on behalf of such Party hereunder during the Term, in the case of Neurocrine as the disclosing Party, only for Program Know-How that Takeda requires to practice the license granted pursuant to Section 2.9 (License to Takeda), and all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors relating to such Program Know-How, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such disclosures, documents or applications.
13.1.3.Personnel Obligations. Each employee, agent, or independent contractor of a Party or its respective Affiliates performing work under this Agreement will, prior to commencing such work, be bound by written invention assignment obligations, including: (a) promptly reporting any invention, discovery, or other intellectual property right; (b) presently assigning to the applicable Party or Affiliate all of his or her right, title, and interest in and to any invention, discovery, or other intellectual property; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; and (d) performing all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement. Each Party will be solely responsible for any payments to inventors with an obligation to assign, or who do assign, their rights, title, and interests in and to any Program Know-How and Program Patent Rights to such Party. Takeda will be solely responsible for payments to inventors of any other Takeda Patent Rights.
13.1.4.Joint Research Agreement. This Agreement is a joint research agreement within the meaning of pre-AIA 35 U.S.C. § 103(c) and AIA 35 U.S.C. § 102(c).
13.2.Prosecution and Maintenance of Patent Rights. The Parties will conduct the Prosecution and Maintenance of the applicable Patent Rights in accordance with this Section 13.2 (Prosecution and Maintenance of Patent Rights).
13.2.1.Right to Prosecute Patent Rights.
a.Neurocrine’s Right. Beginning on the Effective Date, as between the Parties, Neurocrine will have the first right (but not the obligation) to Prosecute and Maintain all (i) Takeda Patent Rights, (ii) Defensive Patent Rights, and (iii) Joint Program Patent Rights in the Territory and the sole right (but not the obligation) to Prosecute and Maintain (iv) the Neurocrine Sole Program Patent Rights (such Patent Rights in clauses (i), (ii), (iii), and (iv), collectively, the “Neurocrine Prosecuted Patent Rights”), in each case (clauses (i), (ii), (iii), and (iv)), using outside patent counsel agreed to by Takeda (such agreement not to be unreasonably withheld). During the period of a PSP P&L Share for a Profit-Share Product, the Parties will share the applicable Patent Costs incurred by Neurocrine for the Prosecution and Maintenance of the Neurocrine Prosecuted Patent Rights Covering any Profit-Share Product in accordance with Section 9.2.1 (Profit and Loss Share), and for any such Patent Rights that Cover any Royalty-Bearing Product, Neurocrine will bear all such Patent Costs. Neurocrine will bear the costs and expenses of all annuities and maintenance fees for Takeda Patent Rights and Defensive Patent Rights from and after the Effective Date, including the near-term annuities and maintenance fees set forth on Schedule 13.2.1(a) (Annuities and Maintenance Fees). Neurocrine will provide Takeda a reasonable opportunity to review and comment on material communications from any patent authority in the Territory regarding the Neurocrine Prosecuted Patent Rights, as well as drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Neurocrine will consider Takeda’s comments regarding such communications and drafts in good faith. In addition, Neurocrine will provide Takeda with (A) copies of all final material filings and responses made to any Patent Office with respect to the Neurocrine Prosecuted Patent Rights in a timely manner following submission thereof, and (B) a report each Calendar Year detailing the status of all Neurocrine Prosecuted Patent Rights. Takeda will (1) promptly after the Effective Date provide to Neurocrine or counsel designated by Neurocrine the file histories for, and correspondence with foreign patent counsel related to, the Takeda Patent

Rights and Defensive Patent Rights, (2) provide to Neurocrine promptly after the Effective Date a report detailing the status of the Takeda Patent Rights and Defensive Patent Rights, and (3) provide all assistance reasonably requested by Neurocrine in Neurocrine’s Prosecution and Maintenance of the Takeda Patent Rights, Defensive Patent Rights, and Program Patent Rights (including by executing all requested documents and providing additional information with respect to the applicable Patent Rights), provided that Neurocrine will be responsible for any reasonable costs and expenses paid to a Third Party relating to such assistance and transition of the Prosecution and Maintenance to Neurocrine of the Takeda Patent Rights and Defensive Patent Rights, and accordingly, Takeda will submit a reasonably detailed invoice to Neurocrine for any such costs and expenses incurred by Takeda in connection with such transition, along with reasonable documentation therefor, which undisputed invoiced amounts Neurocrine will pay no later than [***] after its receipt of such invoice.
b.Takeda’s Right. If Neurocrine determines in its sole discretion to abandon, not to Maintain, or not to pursue the Prosecution of any Takeda Patent Right, Defensive Patent Right, or Joint Program Patent Right, then (i) Neurocrine will provide Takeda with written notice promptly after such determination to allow Takeda a reasonable period of time to determine, on a country-by-country basis, in its sole discretion, its interest in Prosecuting or Maintaining such Patent Rights in the Territory (which notice by Neurocrine will be given no later than [***] prior to the final deadline for any pending action or response that may be due with respect to such Patent Right with the applicable Patent Office), and (ii) only in the event that such abandonment or decision not to Maintain or pursue the Prosecution of such Patent Rights (A) is not done for strategic reasons to improve the exclusivity position for, or revenue from, a Licensed Product and (B) applies with respect to all applications within a particular patent family in a particular country or jurisdiction, then such Patent Rights will no longer be included in the Takeda Technology subject to the licenses granted by Takeda to Neurocrine in Section 2.1 (License Grant to Neurocrine) in such country or jurisdiction. If Takeda provides written notice to Neurocrine expressing its interest in Maintaining such Patent Right, then, with respect to such Patent Right in such country in the Territory, (A) Takeda may, in its sole discretion and at Takeda’s cost and expense, Prosecute and Maintain or abandon such Patent Right, and (B) Neurocrine will promptly: (1) provide to Takeda or counsel designated by Takeda the file histories for, and correspondence with foreign patent counsel related to, such Patent Right, (2) provide to Takeda a report detailing the status of such Patent Right as of the applicable date of such notice by Neurocrine, and (3) provide all assistance reasonably requested by Takeda in Takeda’s Prosecution and Maintenance of the applicable Patent Rights (including by executing all requested documents and providing additional information with respect to the applicable Patent Rights).
13.3.Third Party Infringement and Defense. The Parties will conduct the enforcement and defense of the applicable Patent Rights in accordance with this Section 13.3 (Third Party Infringement and Defense).

13.3.1.Notices. Each Party will promptly report in writing to the other Party any Competitive Infringement of which such Party (or any of its Affiliates or Sublicensees) becomes aware, and will provide the other Party with all available evidence of such Competitive Infringement in such Party’s control.
13.3.2.Infringement Actions.
a.Neurocrine’s Right. As between the Parties, Neurocrine will have (i) the first right, but not the obligation, to bring an appropriate suit or other action to abate any existing, alleged, or threatened Competitive Infringement involving the Takeda Patent Rights, Defensive Patent Rights, or Joint Program Patent Rights, and (ii) the sole right, but not the obligation, to bring an appropriate suit or other action to abate any existing, alleged, or threatened Competitive Infringement involving the Neurocrine Sole Program Patent Rights.
b.Takeda’s Right. Neurocrine will notify Takeda of its decision as to whether to take any action in accordance with Section 13.3.2(a) (Neurocrine’s Right) at least [***] before any time limit set forth in an applicable Law or regulation, or within [***] after being notified of such Competitive Infringement, whichever is shorter. If Neurocrine decides not to take such action with respect to any Takeda Patent Right, Defensive Patent Right, or Joint Program Patent Right, then Neurocrine will so notify Takeda in writing, and following discussion with Neurocrine and consideration in good faith of any rationale provided by Neurocrine as to why Neurocrine elected not to take such action, and Neurocrine’s written consent (not to be unreasonably withheld) following consideration in good faith of any rationale provided by Takeda, Takeda will have the right, but not the obligation, to commence a suit or take action to enforce the applicable Takeda Patent Right, Defensive Patent Right, or Joint Program Patent Right to abate such Competitive Infringement in the Territory, by counsel of its own choice and at its own expense.
c.Hatch-Waxman. Notwithstanding any provision to the contrary in this Agreement, should a Party receive a certification for a Licensed Product pursuant to the Hatch-Waxman Act, or its equivalent in a country other than the U.S., with respect to any activities under this Agreement in the Field, then such Party will immediately provide the other Party with a copy of such certification. For each Licensed Product, Neurocrine will have [***] from the date on which it receives or provides a copy of such certification to provide written notice to Takeda (“H-W Suit Notice”) whether Neurocrine will bring suit, at its expense, within a [***] period from the date of such certification. Should such [***] period expire without Neurocrine bringing suit or providing such H-W Suit Notice, then Takeda will be free to bring suit in its name (i) if such certification is with respect to U.S. patents or (ii) upon Neurocrine’s written consent, not to be unreasonably withheld, if such certification is with respect to patents for any country other than the U.S. and there is at such time an ongoing suit or there may be in the future a suit regarding a certification for a Licensed Product pursuant to the Hatch-Waxman Act in the U.S..

d.Cooperation. Each Party will provide to the Party enforcing any such rights under this Section 13.3.2 (Infringement Actions) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action or providing the enforcing Party any reasonably requested documentation or other materials. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, including providing the other Party a reasonable opportunity to comment on the enforcing Party’s determination of litigation strategy and the filing of important papers to the competent court and the enforcing Party will consider such comments in good faith. If one Party elects to bring suit or take action against the Competitive Infringement, then the other Party will have the right, during or prior to commencement of the trial, suit, or action, to join any such suit or action at such other Party’s own expense by counsel of its own choice, but such other Party will at all times reasonably cooperate with the Party bringing such action.
e.Expenses. Subject to this Section 13.3.2(e) (Expenses) and Section 13.3.2(g) (Allocation of Proceeds), the enforcing Party will be responsible for all expenses arising from a suit or action against a Competitive Infringement. During the period of a PSP P&L Share for a Profit-Share Product, the Parties will share the applicable Patent Costs incurred by Neurocrine arising from a suit or action initiated by Neurocrine as the enforcing Party against a Competitive Infringement with respect to such Profit-Share Product in accordance with Section 9.2.1 (Profit and Loss Share) and with respect to any Royalty-Bearing Product, Neurocrine will bear all such Patent Costs. For the avoidance of doubt, the enforcing Party will not be responsible for the other Party’s internal expenses (e.g., FTEs) incurred as a result of the other Party’s cooperation with the enforcement action as provided in this Section 13.3.2 (Infringement Actions).
f.Settlement. Neither Party will settle any claim, suit, or action that it brought under this Section 13.3.2 (Infringement Actions) in a manner that could reasonably be expected to affect the other Party’s rights or interests without the prior written consent of the other Party, which consent will not be unreasonably withheld.
g.Allocation of Proceeds. If either Party recovers monetary damages from any Third Party in a suit in the Territory pursuant to this Section 13.3.2 (Infringement Actions) or any royalties from a license agreement with a Third Party related to any alleged Competitive Infringement, whether or not such damages or royalties result from the infringement of Neurocrine Prosecuted Patent Rights, such recovery will be allocated first to the reimbursement of any expenses incurred by each Party in such litigation, action, or license, and any remaining amounts will be split as follows: (i) with respect to Royalty-Bearing Products, (A) if Neurocrine brings the action, then [***], and (B) if Takeda brings the action, [***], and (ii) with respect to Profit-Share Products, all recoveries, net of any expenses that were not shared equally by the Parties, will be split 50% to Takeda and 50% to Neurocrine.

13.3.3.Defense. As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent Right under Section 13.2 (Prosecution and Maintenance of Patent Rights), will have the right (but not the obligation), at its sole discretion, to defend against a declaratory judgment action, inter partes review, opposition proceeding, interference, or other legal or administration action challenging any such Patent Right. If the Party controlling such Prosecution and Maintenance of Takeda Patent Rights, Defensive Patent Rights, or Joint Program Patent Rights under Section 13.2 (Prosecution and Maintenance of Patent Rights) does not defend such Patent Right under this Section 13.3.3 (Defense) within [***], or elects not to continue any such defense (in which case it will promptly provide notice thereof to the other Party), then the other Party will have the right (but not the obligation), at its sole discretion, to defend any such Patent Right. Any awards or amounts received in defending any such action will be allocated between the Parties as provided in 13.3.2(g) (Allocation of Proceeds).
13.4.Patent Right Extensions. Neurocrine will have the right to elect and file for patent term restoration or extension, supplemental protection certificate, or any of their equivalents with respect to Neurocrine Prosecuted Patent Rights in the Territory. Neurocrine will inform Takeda of any such decision. Neurocrine will be responsible for applying for any patent term extension. Upon the request by Neurocrine, Takeda will reasonably cooperate in the implementation of Neurocrine’s decisions made pursuant to this Section 13.4 (Patent Right Extensions). During the period of a PSP P&L Share for a Profit-Share Product, the Parties will share the applicable Patent Costs incurred by Neurocrine in furtherance of such filing for such Profit-Share Product in accordance with Section 9.2.1 (Profit and Loss Share) and for any Royalty-Bearing Product, Neurocrine will bear all such Patent Costs.
13.5.Third Party Rights. Notwithstanding anything in this Article 13 (Intellectual Property) to the contrary, the Parties’ rights and obligations with respect to any Patent Right Controlled pursuant to a PSP InLicense under this Article 13 (Intellectual Property) will be subject to the Third Party rights and obligations under any such applicable PSP InLicense.
13.6.Orange Book Listing. Neurocrine and Takeda will discuss in good faith the Takeda Patent Rights, Defensive Patent Rights, or Program Patent Rights that will be included in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory for Licensed Products, and, after considering Takeda’s comments in good faith, Neurocrine will have the sole right to determine which Patent Rights will be included. Takeda will provide such assistance as may be reasonably requested by Neurocrine in connection with such listing.
13.7.Trademarks. Neurocrine will have the right to brand Licensed Products using Neurocrine-related Trademarks and any other Trademarks it determines appropriate, which may vary by country or within a country. Neurocrine will own all rights in such Trademarks and shall have the sole right to register and maintain such Trademarks in the countries and regions that it determines, at Neurocrine’s cost and expense.
13.8.Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance, defense, and enforcement, of the Patent Rights under this Article 13 (Intellectual Property) will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, defense, and enforcement of the Patent Rights under this Article 13 (Intellectual

Property), the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this Article 13 (Intellectual Property), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding any provision to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 13 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
14.TERM AND TERMINATION
14.1.Term. This Agreement will be effective as of the Effective Date and, unless terminated earlier, will continue on a Licensed Product-by-Licensed Product and country-by-country basis until the date on which, (a) for any Royalty-Bearing Product, the Royalty Term has expired in such country in the Territory; and (b) for any Profit-Share Product, for so long as Neurocrine continues to Exploit such Licensed Product (collectively, the “Term”). Upon expiration of the Royalty Term for a Licensed Product in any country in the Territory, the licenses granted from Takeda to Neurocrine in Section 2.1 (License Grant to Neurocrine) with respect to such Licensed Product, in such country will become fully paid, irrevocable, and perpetual.
14.2.Termination for Convenience.
14.2.1.Prior to First Commercial Sale. Neurocrine may terminate this Agreement for convenience in its entirety or in one or more (but not all) of the Major Markets, provided that for purposes of this Section 14.2 (Termination for Convenience), [***], on six months’ written notice to Takeda (a) with respect to all Licensed Products prior to the First Commercial Sale of the first Licensed Product for which First Commercial Sale occurs in the Territory or the applicable Major Market(s), or (b) with respect to all Licensed Products in one or more given Target Classes prior to the First Commercial Sale of the first Licensed Product in such Target Class(es) for which First Commercial Sale occurs in the Territory or the applicable Major Market(s).
14.2.2.After First Commercial Sale. Neurocrine may terminate this Agreement for convenience in its entirety or in one or more (but not all) of the Major Markets on 12 months’ written notice to Takeda (a) with respect to all Licensed Products following the First Commercial Sale of the first Licensed Product for which First Commercial Sale occurs in the Territory or the applicable Major Market(s), or (b) with respect to all Licensed Products in one or more given Target Classes following the First Commercial Sale of the first Licensed Product in such Target Class(es) for which First Commercial Sale occurs in the Territory or the applicable Major Market(s):
14.3.Termination for Cause.
14.3.1.Termination by Takeda.

a.Termination for Material Breach. Takeda will have the right to terminate this Agreement upon delivery of written notice to Neurocrine in the event of any material breach of this Agreement by Neurocrine, solely with respect to the Target Class of a Licensed Product to which such material breach relates, or in its entirety in the event of any material breach of this Agreement by Neurocrine that relates to all Licensed Products, provided that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Takeda to Neurocrine specifying the nature of the alleged breach; provided, however, that (i) to the extent such material breach involves the failure to make a payment when due, such breach must be cured within [***] after written notice thereof is given by Takeda to Neurocrine, and (ii) if such breach (other than a failure to make a payment when due) is capable of cure but is not reasonably capable of cure within such [***] period, then Neurocrine may submit a reasonable cure plan prior to the end of such time period, in which case Takeda will not have the right to terminate this Agreement for so long as Neurocrine is using reasonable efforts to implement such cure, for a period not to exceed an additional [***] from the end of the initial [***] cure period.
b.Termination for Patent Challenge. If Neurocrine or any of its Affiliates files, assists a Third Party in filing, or joins a Third Party in filing or maintaining, a Patent Challenge of any Patent Right Controlled by Takeda that Covers any Licensed Product, then Takeda may terminate this Agreement with respect to the Target Classes for all Licensed Products Covered by such Patent Right by providing written notice of such termination to Neurocrine. This Section 14.3.1(b) (Termination for Patent Challenge) will not apply to any such Patent Challenge that is first made by Neurocrine or any of its Affiliates in defense of a claim of patent infringement brought by Takeda under the applicable Patent Right, and with respect to any Sublicensee, Takeda will not have the right to terminate this Agreement under this Section 14.3.1(b) (Termination for Patent Challenge) with respect to any Licensed Product if Neurocrine (i) causes such Patent Challenge to be terminated or dismissed (or in the case of ex parte proceedings, multi-party proceedings, or other Patent Challenges in which Neurocrine does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge) or (ii) terminates such Sublicensee’s sublicense to the Patent Rights being challenged by the Sublicensee, in each case, within [***] of Takeda’s notice to Neurocrine under this Section 14.3.1(b) (Termination for Patent Challenge).
c.Termination for Cessation of Development or Commercialization. On a Target Class-by-Target Class basis, Takeda may, at its election, terminate this Agreement with respect to a Target Class upon [***] prior written notice to Neurocrine in the event that Neurocrine, itself or together with or through any of its Affiliates or Sublicensees, does not conduct any Development or Commercialization activities with respect to any Licensed Product within such Target Class for a continuous period of more than [***]. Notwithstanding any provision to the contrary set forth in this Section 14.3.1(c) (Termination for Cessation of Development or Commercialization), [***].

14.3.2.Termination by Neurocrine. Neurocrine will have the right to terminate this Agreement upon delivery of written notice to Takeda in the event of any material breach of this Agreement by Takeda solely with respect to the Target Class of a Licensed Product to which such material breach relates, or in its entirety in the event of any material breach of this Agreement by Takeda that relates to all Licensed Products, provided that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Neurocrine to Takeda specifying the nature of the alleged breach; provided, however, that (i) to the extent such material breach involves the failure to make a payment when due, such breach must be cured within [***] after written notice thereof is given by Neurocrine to Takeda, and (ii) if such breach (other than a failure to make a payment when due) is capable of cure but is not reasonably capable of cure within such [***] period, then Takeda may submit a reasonable cure plan prior to the end of such time period, in which case Neurocrine will not have the right to terminate this Agreement for so long as Takeda is using reasonable efforts to implement such cure, for a period not to exceed an additional [***] from the end of the initial [***] cure period.
14.3.3.Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 14.3.1(a) (Termination for Material Breach), Section 14.3.2 (Termination by Neurocrine), or Section 14.3.1(c) (Termination for Cessation of Development or Commercialization) and such alleged breaching Party provides the other Party notice of such Dispute within such applicable period, then the cure periods set forth in Section 14.3.1(a) (Termination for Material Breach), Section 14.3.2 (Termination by Neurocrine), or Section 14.3.1(c) (Termination for Cessation of Development or Commercialization), as applicable, will be tolled during the pendency of the dispute resolution process as set forth in Section 16.3 (Dispute Resolution) and the non-breaching Party will not have the right to terminate this Agreement under Section 14.3.1(a) (Termination for Material Breach), Section 14.3.2 (Termination by Neurocrine), or Section 14.3.1(c) (Termination for Cessation of Development or Commercialization), as applicable, unless and until such dispute resolution process has been completed (including the tolling and cure period set forth therein) and such process results in a determination that the alleged breaching Party has materially breached this Agreement and failed to cure such breach within the applicable time periods. During the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
14.4.Effects of Termination. Upon termination (but not expiration) of this Agreement in its entirety or on a Terminated Target Class-by-Terminated Target Class basis, as applicable, in each case, in accordance with Section 14.2 (Termination for Convenience) or Section 14.3 (Termination for Cause), all rights in the Licensed Products that are Terminated Products in the Terminated Territory will revert to Takeda, and the following will apply with respect to the Terminated Products in the Terminated Territory:
14.4.1.Termination of Licenses. As of the effective date of termination of this Agreement, all licenses granted under Article 2 (License Grant) with respect to the Terminated Products in the Terminated Territory will terminate, and all sublicenses granted by Neurocrine or its Affiliates pursuant to Section 2.2 (Sublicensing Terms) with respect to the Terminated Products in the Terminated Territory will also terminate, unless the applicable Sublicensee is not then in breach of its sublicense agreement or the terms of this

Agreement applicable to such Sublicensee and elects in writing prior to such termination to be granted a direct license from Takeda under the terms of Section 14.4.5 (New License Agreements).
14.4.2.Return of Confidential Information. As soon as reasonably practicable after the effective date of termination of this Agreement, each Party will promptly destroy (and certify such destruction in writing) or return to the other Party all of such other Party’s Confidential Information that relates specifically to a Terminated Product or the Terminated Territory, except that such Party will have the right to retain a copy of tangible Confidential Information of such other Party for legal archival purposes.
14.4.3.Intellectual Property License to Takeda.
a.Effective upon any termination of this Agreement other than as provided in the following Section 14.4.3(b) (Intellectual Property License to Takeda), upon Takeda’s request, Neurocrine will grant, and hereby does grant (which license shall be exercisable only upon the date that such termination becomes effective), to Takeda an irrevocable, perpetual license in the Field in the Terminated Territory, with the right to grant sublicenses (through multiple tiers), under [***] (“Grantback IP”), [***]:
i.[***].
ii.[***].
b.Effective upon termination of this Agreement by Neurocrine pursuant to Section 14.3.2 (Termination by Neurocrine), upon Takeda’s request, Neurocrine will grant, and hereby does grant (which license shall be exercisable only upon the date that such termination becomes effective), to Takeda a [***] license in the Field in the Terminated Territory, with the right to grant sublicenses (through multiple tiers) under the Grantback IP to Exploit the Terminated Product in the form such product exists as of the applicable effective date of termination, [***].
c.To the extent any such Grantback IP is in-licensed or acquired by Neurocrine from a Third Party, [***].
d.[***].
e.The terms of Article 9 (Payments) will apply to the payment and reporting of any royalties described in this Section 14.4.3 (Intellectual Property License to Takeda), mutatis mutandis.
14.4.4.Trademarks for Terminated Products. Effective upon any termination of this Agreement in all countries of the Territory, if, as of the effective date of termination, the Terminated Product has received Regulatory Approval in any country in the Territory, Neurocrine will assign and transfer (and if unable to assign and transfer, exclusively license) to Takeda any trademarks owned or Controlled by Neurocrine that identify such Terminated Product for the purpose of Commercializing such Terminated Product. If this Agreement is terminated with respect to one or more, but not all, countries in the Territory, then Neurocrine will grant an exclusive license to Takeda under any trademarks in the Terminated Territory owned or Controlled by Neurocrine or its Affiliates or terminated Sublicensees that identify such Terminated Product for the purpose of Commercializing such Terminated Product in the Terminated Territory.
14.4.5.New License Agreements. Upon termination of this Agreement for any reason with respect to Terminated Product and the Terminated Territory, [***] (each a “New License Agreement”). Under any such New License Agreement [***].
14.4.6.Assignment of Agreements. Upon any termination of this Agreement and upon Takeda’s request, Neurocrine will [***] assign to Takeda any Third Party agreements pursuant to which Neurocrine then Controls any Patent Rights that Cover, or Know-How that relates to, a Terminated Product in the Terminated Territory, [***]. [***] If such a sublicense or other right is granted to Takeda, then Takeda will pay to Neurocrine [***]% of all payments due to the applicable Third Party under any such Third Party agreement in consideration of such sublicense or other rights. [***].
14.4.7.Assignment and Disclosure. Upon termination of this Agreement, to the extent requested by Takeda following the date that a Party provides notice of termination of this Agreement (and in any event, no later than [***] after the effective date of termination), Neurocrine will use reasonable efforts promptly upon request of Takeda to:
a.assign and transfer to Takeda or its designee all of Neurocrine’s rights, title, and interests in and to all (i) clinical trial agreements (subject to Section 14.4.9 (Ongoing Clinical Trials)), manufacturing and supply agreements, distribution agreements, and other agreements to which Neurocrine is a party that relates to the Terminated Product and (ii) data from any applicable Clinical Trials in Neurocrine’s Control, in each case, solely to the extent assignable without consent of, or the provision of consideration (whether monetary or otherwise) to, any Third Party and not cancelled and solely to the extent the foregoing relate exclusively to the Terminated Products in the Terminated Territory and are necessary for the Exploitation of the Terminated Products in the Terminated Territory; and
b.to the extent any agreement or data set forth in the foregoing clause (a) is not assignable to Takeda or does not exclusively relate to the Terminated Products in the Terminated Territory, reasonably cooperate with Takeda to arrange to continue to provide such services for a reasonable time after termination of this Agreement (not to exceed [***]) with respect to such Terminated Products in the Terminated Territory to facilitate the orderly transition of all Development, Commercialization, and other activities then being performed by or on behalf of Neurocrine or its Affiliates or Sublicensees for the Terminated Products in the Terminated Territory to Takeda or its designee. Neurocrine will provide up to an aggregate (including such assistance provided pursuant to this Section 14.4.7(b) (Assignment and Disclosure), Section 14.4.11 (Know-How Transfer Support), and Section 14.4.14 (Transition Assistance)) of [***] FTE hours of transition assistance per Terminated Product from Neurocrine FTEs at no cost to Takeda, up to a maximum of [***] FTE hours in the aggregate for all Terminated Products, provided that Takeda will thereafter be responsible and reimburse Neurocrine for all documented FTE Costs at the FTE Rate and expenses associated with such assistance in accordance with an agreed budget, and accordingly, Neurocrine may invoice Takeda for such FTE Costs and expenses, in each case, incurred in connection with providing such assistance in accordance with such budget, and Takeda will pay the undisputed invoiced amounts within [***] after the date of such invoice.
Neurocrine will be responsible for the costs and expenses it incurs associated with the assignments set forth in this Section 14.4.7 (Assignment and Disclosure).
14.4.8.Assignment of Regulatory Documentation; Data. Upon termination of this Agreement in its entirety or with respect to Terminated Products in the Terminated Territory and upon Takeda’s request, (a) Neurocrine will and hereby does, and will cause its Affiliates and applicable terminated Sublicensees to, assign and transfer to Takeda or its designee, at no cost to Takeda, all of Neurocrine’s rights, title, and interest in and to all Regulatory Submissions, Regulatory Approvals, and Pricing Approvals for the Terminated Products in the Terminated Territory then Controlled by Neurocrine or any of its Affiliates or, as applicable, terminated Sublicensees, and (b) to the extent assignment pursuant to clause (a) is delayed or is not permitted by the applicable Regulatory Authority, permit Takeda to cross-reference and rely upon any Regulatory Submissions, Regulatory Approvals, and Pricing Approvals filed by Neurocrine with respect to such Terminated Products in the Terminated Territory. Upon Takeda’s reasonable written request, Neurocrine will execute and deliver, or will cause to be executed and delivered, to Takeda or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary to assign, convey, transfer, and deliver to Takeda or its designee all of Neurocrine’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Submissions, Regulatory Approvals, and Pricing Approvals, including submitting to each applicable Regulatory Authority or other Governmental Authority in the Terminated Territory a letter or other necessary documentation (with copy to Takeda) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, the transfer of ownership to Takeda of all such assigned Regulatory Submissions, Regulatory Approvals, and Pricing Approvals. In addition, upon Takeda’s reasonable written request, Neurocrine will, (i) at its cost and expense, provide to Takeda copies of all material related documentation, including material non-clinical, preclinical, and clinical data related to the Terminated Products in the Terminated Territory that are then held by or reasonably available to Neurocrine or its Affiliates, provided that Neurocrine will have no obligation to provide copies of any such documentation to the extent previously received by Neurocrine from Takeda or provided from Neurocrine to Takeda or otherwise publicly available, and (ii) provide Takeda with reasonable assistance with any inquiries and correspondence with Regulatory Authorities regarding the Terminated Products. The Parties will discuss and establish appropriate arrangements with respect to safety data exchange.
14.4.9.Ongoing Clinical Trials.
a.Transfer to Takeda. Unless prohibited by any Regulatory Authority or applicable Law, at Takeda’s written request, Neurocrine will transfer control of all Clinical Trials involving any Terminated Products being conducted only in the Terminated Territory by or on behalf of Neurocrine, its Affiliate, or applicable terminated Sublicensees as of the effective date of termination to Takeda or its

Affiliates or a Third Party that is designated in writing by Takeda. Neurocrine will continue to conduct such Clinical Trials, at Takeda’s cost, to minimize interruption of any such Clinical Trials. Takeda will pay all external expenses incurred by either Party and all internal costs incurred by Neurocrine to complete such Clinical Trials if Takeda requests that such Clinical Trials be completed.
b.Neurocrine Wind-Down. If Takeda does not elect to assume control of any such Clinical Trials, then Neurocrine will, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down any on-going Clinical Trials of Terminated Products in the Terminated Territory for which it has responsibility hereunder. Neurocrine will be responsible for any external expenses associated with such wind-down.
14.4.10.Appointment as Exclusive Distributor. Upon any termination of this Agreement, if Neurocrine is Commercializing any Terminated Products in the Terminated Territory as of the applicable effective date of termination, then, upon Takeda’s request (in its sole discretion) on a country-by-country basis and at Takeda’s expense, until such time as all Regulatory Approvals with respect to such Terminated Products in such Terminated Territory have been assigned and transferred to Takeda, Neurocrine will appoint Takeda or its designee as its exclusive distributor of such Terminated Products in such Terminated Territory and grant Takeda or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Neurocrine or any of its Affiliates and a Third Party.
14.4.11.Know-How Transfer Support. Upon any termination of this Agreement, in furtherance of the license of Grantback IP pursuant to Section 14.4.3 (Intellectual Property License to Takeda), Neurocrine will, for a period of [***] from the effective date of such termination, provide a reasonable amount of consultation or other assistance, as Takeda may reasonably request to assist Takeda in becoming familiar with such Grantback IP in order for Takeda to undertake further Exploitation of the Terminated Products in the Terminated Territory. Neurocrine will provide assistance and the Parties will bear costs of such assistance as set forth in Section 14.4.7(b) (Assignment and Disclosure).
14.4.12.Inventory. Upon any termination of this Agreement with respect to the Terminated Products in the Terminated Territory, upon Takeda’s request, Neurocrine will transfer to Takeda or its designee some or all inventory of the Terminated Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of Neurocrine or its Affiliates or applicable terminated Sublicensees; provided that Takeda will pay Neurocrine [***].
14.4.13.Wind-Down. Upon termination of this Agreement, Neurocrine will either, as directed by Takeda, (a) wind-down any ongoing activities with respect to the Terminated Products for the Terminated Territory in an orderly fashion, or (b) transfer such activities to Takeda or its designee in accordance with this Section 14.4 (Effects of Termination) in an orderly fashion and in compliance with all applicable Laws.
14.4.14.Transition Assistance. Upon any termination of this Agreement, upon Takeda’s request, Neurocrine will use reasonable efforts to seek an orderly transition of the Development and Commercialization of the Terminated Products in the Terminated Territory to Takeda or its designee, for so long as is necessary to ensure patient safety, including ensuring continuity of supply to any patients, but in no event for longer than [***] from the effective date of termination. Neurocrine will provide such assistance and the Parties will bear the costs of such assistance as set forth in Section 14.4.7(b) (Assignment and Disclosure).
14.5.Survival. In addition to the termination consequences set forth in Section 14.4 (Effects of Termination), the following provisions will survive the expiration or termination of this Agreement for any reason: all of Article 1 (Definitions), Section 2.8 (No Other Rights and Retained Rights), Section 4.4 (Scientific Records) (to the extent consistent with the applicable Party’s record retention policies and applicable Law), Section 6.5 (Recalls, Market Withdrawals, or Corrective Actions), Article 9 (Payments) (solely with respect to amounts accrued prior to termination but not paid and the reporting and information sharing procedures associated therewith), Article 10 (Confidentiality and Publication), Article 12 (Indemnification; Limitation of Liability; Insurance), Section 13.1 (Inventions), Section 13.8 (Common Interest), Section 14.1 (Term) (solely in case of expiration), this Section 14.5 (Survival), and Article 16 (Miscellaneous). Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement.
15.EFFECTIVENESS
15.1.Effective Date. Except for the Parties’ obligations under Article 10 (Confidentiality and Publication) and this Article 15 (Effectiveness), which will be effective as of the Execution Date, this Agreement will not become effective until the first Business Day after the Antitrust Clearance Date (the “Effective Date”); provided that the Effective Date will not occur if either Party exercises its termination right under Section 15.3 (Outside Date) prior to the Antitrust Clearance Date.
15.2.Filings.
15.2.1.Each Party will, within [***] following the Execution Date, file the notification and report forms required under the HSR Act. The Parties will use reasonable efforts to cooperate with one another to the extent necessary in the preparation and execution of all such documents that are required to be filed pursuant to the HSR Act. Each Party will be responsible for its own costs and expenses associated with any such filing pursuant to the HSR Act. The Parties will each use reasonable efforts to ensure that any applicable waiting period under the HSR Act expires or is terminated as soon as practicable and to obtain any necessary approvals or consents under any applicable Antitrust Laws, at the earliest possible date after the date of filing. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Agreement (including this Section 15.2 (Filings)) will require either Party or any of its Affiliates to (a) disclose to the other Party or any of its Affiliates any information that is subject to obligations of confidentiality or non-use owed to Third Parties (nor will either Party be required to conduct joint meetings with any Governmental Authority in which such information might be shared with the other Party) in connection with any Antitrust Filing, (b) commit to any consent decree or similar undertaking, or any divestiture, license (in whole or in part), or any arrangement to hold separate (or any similar arrangement) with respect to any of its products or assets, or (c) litigate.
15.2.2.In furtherance of the foregoing, each Party shall consult and cooperate with the other Party, including: (a) promptly notify the other of, and if in writing, furnish the other with copies of, any communications from or with any Governmental Authority with respect to this Agreement; (b) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed substantive written or oral communication with any Governmental Authority; (c) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend; (d) furnish the other Party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement; provided, however, that such material may be redacted as necessary to (i) comply with contractual arrangements, (ii) address legal privilege concerns and (iii) comply with applicable Law; and (e) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as the other Party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 15.2 (Filings) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Notwithstanding anything to the contrary in this Section 15.2 (Filings), materials provided to the other Party or its outside legal counsel may be redacted to remove references concerning the valuation of the Licensed Assets.
15.3.Outside Date. This Agreement will terminate at the election of either Party, immediately upon written notice to the other Party, in the event that the Antitrust Clearance Date will not have occurred on or prior to 120 days after the Execution Date and the Parties have not agreed in writing to extend the Antitrust Clearance Date. In the event of such termination, this Agreement will be of no further force and effect.
16.MISCELLANEOUS
16.1.Assignment. Except as provided in this Section 16.1 (Assignment), this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part (a) to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, this Agreement will be automatically assigned back to the assigning Party or its successor, or (b) to a party that acquires, by or otherwise in connection with a merger, sale of assets, or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party will remain responsible for the performance by its assignee of any obligation hereunder so assigned. Any purported assignment in violation of this Section 16.1 (Assignment) will be null, void, and of no legal effect.
16.2.Governing Law. This Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of New York, notwithstanding any provisions of New York Laws or any other Laws governing conflicts of laws to the contrary, and the patent Laws of the relevant jurisdiction without reference to any rules of conflicts of laws to the contrary.
16.3.Dispute Resolution.
16.3.1.Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in this Agreement (including under Section 8.4.2 (Final Decision-Making Authority), and Section 14.4.3 (Intellectual Property License to Takeda)), the procedures set forth in this Section 16.3 (Dispute Resolution) will be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement (whether based on contract, tort or otherwise) (each, a “Dispute,” and collectively, the “Disputes”).
16.3.2.Resolution by Executive Officers. [***].
16.3.3.Litigation. With the exception of legal actions, proceedings or claims described in Sections 16.3.4 (Preliminary Injunctions) and 16.3.5 (Patent and Trademark Disputes) below, any legal action or proceedings to resolve a Dispute that was subject to and not resolved under Section 16.3.2 (Resolution by Executive Officers) will be brought exclusively in a court of competent jurisdiction, federal or state, located in New York, New York, and in no other jurisdiction. Each Party hereby irrevocably consents to personal jurisdiction and venue in, and irrevocably agrees to service of process issued or authorized by, any such court in any such action or proceeding. The Parties hereby irrevocably waive any objection which they may now have or hereafter have to the laying of venue in the federal or state courts of New York in any such action or proceeding, and hereby irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby agree that any final judgment rendered by any such federal or state court of New York in any action or proceeding involving any Dispute, from which no appeal can be or is taken, may be enforced by the prevailing Party in any court of competent jurisdiction.
16.3.4.Preliminary Injunctions. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of an actual or threatened breach of a Party’s covenants or obligations under this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.
16.3.5.Patent and Trademark Disputes. Notwithstanding anything to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Right or Trademark relating to a Licensed Product will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Rights or Trademarks were granted or arose.
16.3.6.Confidentiality. Any and all activities conducted under this Section 16.3 (Dispute Resolution), including any and all proceedings and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to Article 10 (Confidentiality and Publication), to the extent permitted in accordance with applicable Law.
16.4.Entire Agreement; Amendments. This Agreement, including its Schedules, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. In the event of any inconsistency between any Co-Funded Development Plan, Co-Funded Commercialization Plan, or Co-Funded Medical Affairs Plan and this Agreement, in each case, the terms of this Agreement will prevail. This Agreement may be amended, or any term hereof modified or waived, only by a written instrument dulyexecuted by authorized representatives of both Parties. For clarity, the Schedules attached hereto may be amended, or any term thereof modified, only by a written instrument dulyexecuted by authorized representatives of both Parties.
16.5.Severability. If any provision hereof is held invalid, illegal, or unenforceable in any respect in any jurisdiction, then the Parties will negotiate in good faith to promptly substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that most closely effectuate the original economic intent of the Parties. In case such valid provisions cannot be agreed upon, the invalid, illegal, or unenforceable nature of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal, or unenforceable provisions.
16.6.Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.
16.7.Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
16.8.Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “will” will be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein,” “hereof,” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules will be construed to refer to sections or schedules of this Agreement, and references to this Agreement include all Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding email and instant messaging); (j) references to any specific law, rule, or regulation, or article, section, or other division thereof, will be deemed to include the thencurrent amendments thereto or any replacement or successor law, rule, or regulation thereof; (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless preceded by the word “either” or other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive; and (l) unless otherwise specified, “day” means a calendar day.
16.9.No Implied Waivers; Rights Cumulative. No failure on the part of Neurocrine or Takeda to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege, or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
16.10.Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email with confirmation of receipt, sent by nationallyrecognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Neurocrine, to:	Neurocrine Biosciences, Inc. 12780 El Camino Real San Diego, CA 92130 Attention: Chief Business Development and Strategy Officer Email: [***]
With a copy (which will not constitute notice) to:	Neurocrine Biosciences, Inc. 12780 El Camino Real San Diego, CA 92130 Attention: Chief Legal Officer Email: [***]

and a copy (which will not constitute notice) to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Jason Kent Email: [***]
If to Takeda, to:	Takeda Pharmaceutical Company Limited 1-1, Doshomachi 4-Chome, Chuo-ku Osaka 540-8645, Japan Attention: General Manager, Global Business Development
With a copy (which will not constitute notice) to:	Takeda Pharmaceutical Company Limited 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan Attention: Head of IP Licensing & R&D Contract, Japan Legal
Millennium Pharmaceuticals, Inc. 40 Landsdowne Street Cambridge, MA 02139 Attention: Head of the Center for External Innovation
Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 021993600 Attention: David M. McIntosh Email: [***]
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) when sent if sent by email on a Business Day (or if sent on a non-Business Day, then on the next Business Day); (c) on the Business Day of receipt if sent by overnight courier; or (d) on the Business Day of receipt if sent by mail.
16.11.Compliance with Export Regulations. Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export Laws and regulations.
16.12.Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), or other Force Majeure event, such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure circumstances affecting such Party. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure circumstance continues, then, to the extent reasonably possible under the circumstances, the affected Party will update such written notice to the other Party on a bi-weekly basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.
16.13.Independent Parties. It is expressly agreed that Neurocrine and Takeda will be independent contractors and that, except as otherwise required by applicable Law, the relationship between Neurocrine and Takeda will not constitute a partnership (including for U.S. federal Tax purposes), joint venture, or agency. Neurocrine will not have the authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding on Takeda, without the prior written consent of Takeda, and Takeda will not have the authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding on Neurocrine, without the prior written consent of Neurocrine. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) will not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes to the extent reasonably permitted based upon advice of the applicable Party’s tax return preparer.
16.14.Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.
16.15.Performance by Affiliates. Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations (including granting or continuing licenses and other rights) under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses and other rights) of such Party under this Agreement. Accordingly, in this Agreement “Takeda” will be interpreted to mean “Takeda or its Affiliates” and “Neurocrine” will be interpreted to mean “Neurocrine or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations (including granting or continuing licenses and other rights) under this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.
16.16.Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.
16.17.Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representatives as of the Execution Date.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

BY:  __/s/ Kentaro Kume___________________________

NAME: __Kentaro Kume______________________________

TITLE: ___Head of R&D Partnership Office Asia Pacific____

[Signature Page to Exclusive License Agreement]

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representatives as of the Execution Date.

NEUROCRINE BIOSCIENCES, INC.

BY:  __/s/ Kevin Gorman__________________

NAME: __Kevin Gorman_____________________

TITLE: __CEO_____________________________
[Signature Page to Exclusive License Agreement]

SCHEDULE 1.45
DEFENSIVE PATENT RIGHTS
[***]

SCHEDULE 1.89
LICENSED ASSETS

Licensed Asset	Mechanism of Action
Phase II Asset
TAK-831	DAAO inhibitor
Phase I Assets
TAK-653	AMPA potentiator
TAK-041	GPR139 agonist
Nonclinical Assets
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

SCHEDULE 1.188
TAKEDA KNOW-HOW

Structure-activity relationship data and in vitro and in vivo data for the following chemical series:

[***]
[***]

SCHEDULE 2.7
TRANSFERRED INVENTORY

Unless otherwise agreed by the JSC, Neurocrine will have [***] from the Effective Date (a) to negotiate an agreement with a qualified vendor for purposes of the transfer and storage of inventory of Licensed Product and (b) notify Takeda in writing as to the location of such qualified vendor to which Takeda should transfer inventory of each Licensed Asset. Unless otherwise agreed by the JSC, Takeda will complete the transfer to Neurocrine’s qualified vendor (i) no later than [***] after the later of completion of the Ongoing Phase II Activities and Takeda’s receipt of the notice described in the foregoing clause (b), with respect to inventory of the Phase II Asset, and (ii) no later than [***] after Takeda’s receipt of the notice described in the foregoing clause (b), with respect to the inventory of all other Licensed Product held inventory by Takeda. For each day after such applicable [***] period that Neurocrine has not notified Takeda that it has in place a qualified vendor by providing the notice described in clause (b), Takeda may, starting from [***] after the Effective Date (other than with respect to the transfer of Phase II Assets, for which Takeda may not provide an invoice until [***] after the completion of the Ongoing Phase II Activities), invoice Neurocrine for any storage fees incurred by or on behalf of Takeda to store such inventory of Licensed Products, and Neurocrine will pay the undisputed invoiced amounts within [***] after the date of such invoice.

SCHEDULE 4.1.1
Preliminary Co-Funded Development Plan
[***]

SCHEDULE 4.2.3(d)
Phase II ONGOING Activities PLAN AND BUDGET
[***]

SCHEDULE 5.2.3

REGULATORY SUBMISSIONS DATES
[***]

SCHEDULE 9.2.1
PROFIT AND LOSS SHARE
This Schedule 9.2.1 to the Agreement covers financial planning, accounting policies and procedures to be followed in determining the Operating Profits or Losses and each of the Parties’ PSP P&L Share.
1. [***].

[***]	[***]
[***]
[***]
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[***]
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[***]
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SCHEDULE 9.4.1
WIRE INSTRUCTIONS

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[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

SCHEDULE 10.2.3
JOINT PRESS RELEASE
[Attached]

News Release

[***]

Neurocrine Biosciences and Takeda Announce Collaboration to Develop and Commercialize Potential Therapies for Psychiatric Disorders

•Strategic partnership agreement provides Neurocrine Biosciences exclusive worldwide rights to early-to-mid-stage psychiatry pipeline compounds within Takeda’s Neuroscience portfolio
•Collaboration includes three clinical-stage assets with the most advanced molecule in Phase II for negative symptoms of schizophrenia
•Takeda retains ability to opt in or out of a 50:50 profit share on all clinical programs at certain development events

SAN DIEGO and Osaka, Japan, June 10, 2020 – Neurocrine Biosciences, Inc. (Nasdaq: NBIX) and Takeda Pharmaceutical Company Limited (TSE:4502/NYSE:TAK) (“Takeda”) today announced a strategic collaboration to develop and commercialize compounds in Takeda’s early-to-mid-stage psychiatry pipeline. Specifically, Takeda granted an exclusive license to Neurocrine Biosciences for seven pipeline programs, including three clinical stage assets for schizophrenia, treatment-resistant depression and anhedonia.
“We are excited to collaborate with Takeda to bring life-changing therapies to people living with serious, challenging and under-addressed psychiatric disorders who are in need of better treatment options,” said Kevin Gorman, Ph.D., Chief Executive Officer at Neurocrine Biosciences. “With our deep understanding in the fields of psychiatry and neurology, we look forward to developing new treatments for schizophrenia, treatment-resistant depression and anhedonia as part of our diverse clinical development pipeline. This strategic partnership enhances our growing pipeline and strengthens our position as a leading neuroscience-focused biopharmaceutical company.”
“With longstanding experience developing and commercializing therapies for serious neurological and psychiatric disorders, Neurocrine Biosciences is the ideal partner to continue to develop our early-to-mid-stage psychiatry portfolio and bring these potential new therapies to patients,” said Sarah Sheikh, M.D., M.Sc., MRCP, Head, Neuroscience Therapeutic Area Unit at Takeda. “Takeda is deeply committed to Neuroscience as one of our core therapeutic areas. The strategic partnership with Neurocrine Biosciences allows us to continue to build on our leadership in psychiatry and deliver future medicines for these patients while advancing our clinical assets for rare neurological diseases, such as narcolepsy, developmental and epileptic encephalopathies and neurodegenerative conditions.”
Collaboration Details
Under the terms of the agreement, Neurocrine Biosciences will be responsible for developing and commercializing all pipeline compounds included in the collaboration. Takeda will receive a total of $120 million USD in upfront cash. Additionally, Takeda will be entitled to development milestones of up to $495 million USD, commercial milestones of up to $1.4 billion USD and up to double-digit royalties on net sales. At certain development events, Takeda may elect to opt in or out of a 50:50 profit share on all clinical programs on an asset-by-asset basis. For any asset in which Takeda is participating in a 50:50 profit share arrangement, Takeda will not be eligible to receive development or commercial milestones.

Conference Call Information
Today, Neurocrine Biosciences will host a conference call and webcast at 8:00 a.m. ET to provide commentary on the collaboration. The live call may be accessed by dialing (877) 830-2586 (U.S.) or (785) 424-1734 (International) using the conference ID: 6249. A live audio webcast of the conference call will be available online on the Neurocrine Bioscience website under Investors at www.neurocrine.com. A replay of the webcast will be available on the website approximately one hour after the conclusion of the event and will be archived for approximately one month.

About Programs in the Collaboration Agreement
TAK-831
TAK-831 is a potential first-in-class D-Amino Acid Oxidase (DAAO) inhibitor that has completed multiple Phase I studies and is currently in on-going Phase II studies including the Phase II INTERACT proof-of-concept study in negative symptoms of schizophrenia.

TAK-653
TAK-653 is a potential first-in-class Alpha-Amino-3-Hydroxy-5-Methyl-4-Isoxazole Propionic Acid (AMPA) potentiator. TAK-653 has completed Phase I studies and is a Phase II study-ready compound with the potential to be developed for treatment-resistant depression.

TAK-041
TAK-041 is a potential first-in-class G Protein-Coupled Receptor 139 (GPR139) agonist. TAK-041 has completed multiple Phase I studies and is a Phase II study-ready compound with the potential to be developed for the treatment of anhedonia in depression. Anhedonia is a psychological condition characterized by the inability to experience pleasure.

Preclinical Programs
The collaboration includes the rights to four preclinical programs.

About Neurocrine Biosciences
Neurocrine Biosciences is a neuroscience-focused, biopharmaceutical company with 28 years of experience discovering and developing life-changing treatments for people with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. The company's diverse portfolio includes FDA-approved treatments for tardive dyskinesia, Parkinson’s disease endometriosis* and uterine fibroids* and clinical development programs in multiple therapeutic areas including a gene therapy for Parkinson’s disease, chorea in Huntington disease, congenital adrenal hyperplasia, epilepsy and polycystic ovary syndrome*. Headquartered in San Diego, Neurocrine Biosciences specializes in targeting and interrupting disease-causing mechanisms involving the interconnected pathways of the nervous and endocrine systems. For more information, visit neurocrine.com, and follow the company on LinkedIn. (*in collaboration with AbbVie)

Takeda’s Commitment to Neuroscience
Takeda’s Neuroscience therapeutic area is driven by the immense unmet need of patients suffering from neurological diseases. Our mission is to bring innovative and potentially disease-modifying medicines to these patients. Our commitment to patients extends beyond our research and development efforts by supporting several neuroscience patient and provider organizations to raise awareness, educate and broaden access to therapies.

About Takeda Pharmaceutical Company Limited
Takeda Pharmaceutical Company Limited (TSE:4502/NYSE:TAK) is a global, values-based, R&D-driven biopharmaceutical leader headquartered in Japan, committed to bringing Better Health and a Brighter Future to patients by translating science into highly-innovative medicines. Takeda focuses its R&D efforts on four therapeutic areas: Oncology, Rare Diseases, Neuroscience, and Gastroenterology (GI). We also make targeted R&D investments in Plasma-Derived Therapies and Vaccines. We are focusing on developing highly innovative medicines that contribute to making a difference in people's lives by advancing the frontier of new treatment options and leveraging our enhanced collaborative R&D engine and capabilities to create a robust, modality-diverse pipeline. Our employees are committed to improving quality of life for patients and to working with our partners in health care in approximately 80 countries. For more information, visit https://www.takeda.com.

Neurocrine Biosciences Forward-Looking Statements
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. These statements include, but are not limited to, statements related to the benefits to be derived from transactions with Takeda Pharmaceutical Company Limited; our potential milestone and royalty payments to Takeda; the development of our product candidates and the timing of completion of our clinical, regulatory, and other development activities. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and resulting global, national, and local economic and financial disruptions; risks and uncertainties related to any COVID-19 quarantines, shelter-in-place and similar government orders that are currently in place or that may be put in place in the future, including the impact of such orders on our business operations and the business operations of the third parties on which we rely; our future financial and operating performance; risks or uncertainties related to the development of the our product candidates; risks that the FDA or other regulatory authorities may make adverse decisions regarding our product candidates; risks that clinical development activities may not be completed on time or at all; risks that clinical development activities may be delayed for regulatory, manufacturing, or other reasons, may not be successful or replicate previous clinical trial results, may fail to demonstrate that our product candidates are safe and effective, or may not be predictive of real-world results or of results in subsequent clinical trials; risks and uncertainties relating to competitive products and technological changes that may limit demand for a product candidate; risks that the benefits of the agreements with Takeda may never be realized; risks that our product candidates may be precluded from commercialization by the proprietary or regulatory rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and other risks described in the Company's periodic reports filed with the Securities and Exchange Commission, including without limitation the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2020. Neurocrine Biosciences disclaims any obligation to update the statements contained in this press release after the date hereof.

Takeda Pharmaceutical Company Limited Forward-Looking Statements
This press release and any materials distributed in connection with this press release may contain forward-looking statements, beliefs or opinions regarding Takeda’s future business, future position and results of operations, including estimates, forecasts, targets and plans for Takeda. Without limitation, forward-looking statements often include words such as “targets”, “plans”, “believes”, “hopes”, “continues”, “expects”, “aims”, “intends”, “ensures”, “will”, “may”, “should”, “would”, “could” “anticipates”, “estimates”, “projects” or similar expressions or the negative thereof. These forward-looking statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those expressed or implied by the forward-looking statements: the economic circumstances surrounding Takeda’s global business, including general economic conditions in Japan and the United States; competitive pressures and developments; changes to applicable laws and regulations; the success of or failure of product development programs; decisions of regulatory authorities and the timing thereof; fluctuations in interest and currency exchange rates; claims or concerns regarding the safety or efficacy of marketed products or product candidates; the impact of health crises, like the novel coronavirus pandemic, on Takeda and its customers and suppliers, including foreign governments in countries in which Takeda operates, or on other facets of its business; the timing and impact of post-merger integration efforts with acquired companies; the ability to divest assets that are not core to Takeda’s operations and the timing of any such divestment(s); and other factors identified in Takeda’s most recent Annual Report on Form 20-F and Takeda’s other reports filed with the U.S. Securities and Exchange Commission, available on Takeda’s website at: https://www.takeda.com/investors/reports/sec-filings/ or at www.sec.gov. Takeda does not undertake to update any of the forward-looking statements contained in this press release or any other forward-looking statements it may make, except as required by law or stock exchange rule. Past performance is not an indicator of future results and the results or statements of Takeda in this press release may not be indicative of, and are not an estimate, forecast, guarantee or projection of Takeda’s future results.

# # #

Contacts: Neurocrine Biosciences, Inc. Takeda Pharmaceuticals

SCHEDULE 11.2.1
TAKEDA PATENT RIGHTS

[***]

SCHEDULE 11.2.2
TAKEDA TECHNOLOGY
[***]

SCHEDULE 11.2.4
OWNERSHIP OF TAKEDA TECHNOLOGY
SCHEDULE 11.4.4
DOMAIN NAMES

Domain	Registrant
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SCHEDULE 13.2.1(a)
ANNUITIES AND MAINTENANCE FEES
[***]

SCHEDULE 14.4.3
[***] DISPUTE RESOLUTION
[***].